UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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INTERACTIVE DATA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERACTIVE DATA CORPORATION

32 CROSBY DRIVE

BEDFORD, MASSACHUSETTS 01730

To our Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders of Interactive Data Corporation, a Delaware corporation, to be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York, on May 23, 2007, at 10:00 a.m. New York City time.

At the annual meeting, you are being asked to elect ten members to our board of directors and ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007 and vote on any other business as may properly be brought before the annual meeting. In addition, we will report to you on our progress during the past year and receive your questions and comments concerning our company.

After careful consideration, your board of directors unanimously approved the proposals noted above and described more fully in the proxy statement accompanying this letter. YOUR BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

Whether or not you plan to attend our annual meeting in person, we urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope to ensure that your shares will be represented at the annual meeting. Additionally, you can vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these services are set forth on the enclosed proxy. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

The proxy statement accompanying this letter provides you with detailed information about the proposals noted above. We encourage you to read the document carefully. We have also enclosed our 2006 Annual Report to Stockholders.

Thank you, and we look forward to seeing you at the annual meeting.

Sincerely,

STUART J. CLARK

President and Chief Executive Officer

Bedford, Massachusetts

April 20, 2007

INTERACTIVE DATA CORPORATION

32 CROSBY DRIVE

BEDFORD, MASSACHUSETTS 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2007

To our Stockholders:

YOU ARE HEREBY NOTIFIED that the annual meeting of our stockholders will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York 10036, on May 23, 2007, at 10:00 a.m. New York City time, for the following purposes:

•

To elect a board of directors of ten members, to serve until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

•	To transact any other business as may properly be brought before our annual meeting and any adjournment or postponement thereof.

The proposals listed above are described in the accompanying proxy statement which you are urged to read carefully and in its entirety.

Our board of directors has fixed the close of business on March 30, 2007 as the record date for the determination of the holders of common stock entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

ANDREA H. LOEW

Corporate Secretary

Bedford, Massachusetts

April 20, 2007

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

INTERACTIVE DATA CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2007

PROXY STATEMENT

General

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors. Our board of directors will use the proxies at the annual meeting of our stockholders to be held on May 23, 2007 and at any adjournment or postponement thereof for the following purposes:

•

To elect a board of directors of ten members, to serve until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

•	To consider and act upon the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

•	To transact any other business as may properly be brought before our annual meeting and any adjournment or postponement thereof.

This proxy statement, notice of meeting and proxy card are first being mailed on or about April 20, 2007 to our stockholders eligible to vote at the meeting.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the trading symbol “IDC”.

Our website address and the United States Securities and Exchange Commission’s (or SEC’s) website address are included several times in this proxy statement as textual references only. The information in such websites is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS

Q:	When and where is the meeting?

A:	The meeting will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York 10036, on May 23, 2007, at 10:00 a.m. New York City time.

Q:	Who can vote on the proposals presented in this proxy statement?

A:	Holders of our common stock at the close of business on March 30, 2007, the record date relating to the meeting, may vote, with one vote per share. Beneficial owners of our shares whose shares are held of record by a broker should see the instructions below to vote their shares.

Q:	What vote is required?

A:

Directors will be elected by a plurality of the votes cast. This means a director will be elected if the votes for a director exceed the votes against a director. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Pearson DBC Holdings, Inc., a Delaware corporation and an indirect subsidiary of Pearson plc, owns a total of 57,554,795 shares of our common stock, or approximately 61% of the total number of shares of our common stock outstanding on the record date. Pearson DBC Holdings, Inc. has informed us that it intends to vote its shares in favor of the proposals set forth in this proxy statement. These votes will be sufficient to elect the nominees for director named herein and to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007. When we use the term “Pearson” in this proxy statement, we are referring to Pearson plc.

Q:	What do I need to do now?

A:	Read this proxy statement. Then, if you choose to vote by proxy, you can (1) complete and return the enclosed proxy card and indicate how you want your shares voted, or (2) submit your proxy either via telephone or the Internet, the instructions for which are set forth on the enclosed proxy card. Using the telephone or the Internet eliminates the need to return the proxy card. We encourage you to complete and return the proxy card or submit your proxy via telephone or the Internet even if you currently expect to attend the meeting and vote in person. Mailing in the proxy card or submitting your proxy by telephone or the Internet now will not prevent you from later canceling or “revoking” your proxy right up to the taking of the vote at the meeting, and will ensure that your shares are voted if you later find you are unable to attend the meeting. If you sign and send in the proxy card and do not indicate how you want your shares voted, your proxy will be voted FOR the election of the nominees to our board of directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	You should follow the directions your broker provides in order to instruct your broker how you wish to vote. If your broker does not receive appropriate instructions from you, your broker may choose, in its discretion, how to vote your shares held in street name with respect to the election of the nominees for director named in this proxy statement and the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	If you are a registered holder of our shares, you can change your vote at any time before your shares are voted at the annual meeting by delivering a signed notice of revocation to our corporate secretary, by delivering a later dated signed proxy card, by submitting a new proxy via telephone or the Internet or by attending the annual meeting and voting in person. If your shares are held in street name, you should contact your broker to change your vote.

Q:	Where can I find more information about Interactive Data Corporation?

A:	We file reports and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. The reports and information are also available through our Internet website at www.interactivedata.com and at the Internet website the SEC maintains at www.sec.gov.

THE ANNUAL MEETING

Date, Place and Time

The annual meeting of our stockholders will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York 10036, on May 23, 2007, at 10:00 a.m. New York City time.

Record Date

Our board of directors fixed the close of business on March 30, 2007 as the record date for the annual meeting. Accordingly, only holders of our common stock of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the annual meeting.

Who May Vote

Holders of record of our common stock at the close of business on March 30, 2007 are entitled to one vote per share on each matter to properly come before the meeting. As of the close of business on March 30, 2007, there were 93,647,124 of our common stock outstanding. Pearson DBC Holdings, Inc., an indirect subsidiary of Pearson, held 57,554,795 shares of our common stock, or approximately 61% of the total number of shares of our common stock outstanding on the record date. For a period of 10 days prior to the meeting, a list of our stockholders as of the close of business on March 30, 2007 will be available for review, during normal business hours, at our principal office located at 32 Crosby Drive, Bedford, Massachusetts 01730. A list of our stockholders will also be available at the meeting.

Vote Required; Voting at the Meeting

Quorum

Representation of a majority of our shares of common stock outstanding on the record date, either in person or by proxy, will constitute a quorum for the meeting. Proxies received, even if marked with abstentions or if votes are not indicated, will be included in the calculation of the number of shares for a quorum. Because Pearson has informed us that its shares will be represented at the meeting, a quorum is assured.

Proposals and Vote Required for Approval

Proposal	Vote Required for Approval
Election of Directors	Requires a plurality of the votes cast. This means a director will be elected if the votes for a director exceed the votes against the director. For purposes of determining which nominees received a plurality, only those cast “For” a nominee are included, and any withheld votes will not count in making that determination. Accordingly, abstentions will have no effect in making the determination.

Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007	Requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. For purposes of determining the number of votes cast, those cast “For” or “Against” are included, and any abstentions will have the effect of a vote “Against” the proposal.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to common shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of the independent auditors. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker non-votes will be counted as present. With respect to the approval of any particular proposal, abstentions and broker non-votes will not be counted in determining the number of votes cast.

Approval

Pearson DBC Holdings, Inc., which as of the record date owned approximately 61% of the outstanding shares of our common stock, has informed us that it intends to vote its shares for the election of the director nominees and for the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007. These votes will be sufficient to elect the director nominees named in this proxy statement and to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

Voting of Proxies

All properly executed proxies, and all proxies properly submitted via telephone or the Internet, received before the vote at the annual meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies or indicated by telephone or Internet, as applicable. If no instructions are indicated on a returned proxy, such proxies will be voted FOR the election of the nominated slate of directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

Revocability of Proxies

A stockholder who has given a proxy solicited by our board of directors may revoke it by:

•	delivering a signed notice of revocation to our corporate secretary;

•	delivering a later dated signed proxy;

•	submitting a new proxy via telephone or the Internet; or

•	attending the annual meeting and voting in person.

Any written notice of revocation must be sent to Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730, Attention: Corporate Secretary, so as to be delivered at or before the taking of the vote at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Expenses and Solicitation of Proxies

In addition to solicitations by mail, certain of our directors, officers and employees may solicit proxies from stockholders by telephone and/or in person. These persons will not receive additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to our stockholders. We may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. We will pay for all of the expenses of the annual meeting proxy solicitation.

ELECTION OF DIRECTORS

The size of our board of directors is presently fixed at ten persons. At our 2006 annual meeting, the following nine directors were elected: Stuart J. Clark, William T. Ethridge, John Fallon, Olivier Fleurot, Donald P. Greenberg, Philip J. Hoffman, John C. Makinson, Carl Spielvogel and Allan R. Tessler. Immediately following our 2006 annual meeting, there was one vacancy on our board of directors. In September 2006, Robert C. Lamb, Jr. joined our board and became chair of our audit committee and a member of our independent committee. Mr. Lamb was appointed to fill the vacancy created by Mr. Tessler, who previously announced in

January 2006 his intention to resign upon the appointment of a successor. In September 2006, Mr. Lamb was appointed to our nominating and corporate governance committee. In November 2006, Casper J.A. Hobbs was appointed to fill a vacancy created by the resignation of Olivier Fleurot. In December 2006, Myra R. Drucker was appointed to fill the remaining board vacancy. In February 2007, Rona A. Fairhead was appointed, filling a vacancy created by the February 2007 resignation of John Fallon. Mr. Makinson currently serves as our chairman.

At our 2007 annual meeting, ten directors are to be elected. The ten nominees are Stuart J. Clark, Myra R. Drucker, William T. Ethridge, Rona A. Fairhead, Donald P. Greenberg, Casper J.A. Hobbs, Philip J. Hoffman, Robert C. Lamb, Jr., John C. Makinson, and Carl Spielvogel.

If any of the below named nominees should become unavailable for any reason, which we do not anticipate, the proxies will be voted for any substitute nominee or nominees who may be selected by the board of directors prior to or at the annual meeting. Each person nominated has consented to his or her nomination and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. All directors elected will hold office (subject to our by-laws) until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

Shares represented by proxies will be voted, if authority to do so is not withheld, FOR the election of the ten nominees named below. Shares may not be voted cumulatively.

Nominees

Our nominees for director are as follows:

Stuart J. Clark (59) has been our president and chief executive officer, as well as a member of our board of directors, since February 2000, and has been employed in the financial information industry since 1968. Prior to his current position with us, he served as president of Interactive Data Corporation (as it existed before its merger with Data Broadcasting Corporation) since 1995. From 1993 to 1995, Mr. Clark was a director of UK-based Financial Times Information, with specific responsibility for the Market Data Division. Prior to 1993, Mr. Clark was a director of Extel Financial Limited, which was acquired by Pearson’s Financial Times Group in December 1993.

Myra R. Drucker (59) joined our board in December 2006. Ms. Drucker currently serves as an independent trustee of the Putnam Mutual Funds; a member of the board of NYSE LLC, a subsidiary of NYSE Group (NYSE: NYX); and an advisor to RCM Capital Management. She is chair of the board of Commonfund; vice chair of the board of Sarah Lawrence College; and a member of the investment committee of the Kresge Foundation. From November 2001 to August 2004, Ms. Drucker served as managing director of General Motors Asset Management (GMAM) and chief investment officer of General Motors Trust Bank. From December 1992 to November 2001, Ms. Drucker was chief investment officer at Xerox Corporation.

William T. Ethridge (55) has served as a member of our board of directors since October 2001. Mr. Ethridge is president and chief executive officer of Pearson’s Higher Education, International, and Professional Publishing Group, a position he has held since March 2003. Since February 2005, Mr. Ethridge has been a member of the Pearson plc management committee. He also serves as vice chairman on the executive board of the Association of American Publishers (AAP). From January 1999 to March 2003, Mr. Ethridge was president of Pearson’s U.S. Higher Education and Professional Publishing Group. Prior to joining Pearson in November 1998, Mr. Ethridge held several positions at Prentice Hall, including heading the editorial and marketing operations for the college division and serving as president of Prentice Hall’s sciences and technology divisions. Earlier in his career as an editor and editor in chief in the field of economics and finance, he signed and published a number of authors who went to produce leading texts in the field.

Rona A. Fairhead (45) has served as a member of our board of directors since February 2007. Ms. Fairhead has served as chief executive officer of the Financial Times Group since June 2006. She currently serves as a director of Pearson plc and is also a member of the Pearson plc management committee. From June 2002 to June 2006, Ms. Fairhead served as chief financial officer of Pearson plc. From October 2001 to June 2002 she was deputy finance director of Pearson. She joined Pearson plc from ICI plc, an international specialty chemicals and paints company where she was executive vice president, strategy and group financial control and a member of the Executive Board. Prior to her six years at ICI, she was a senior executive in the aerospace industry, working for Bombardier/Shorts Aerospace and British Aerospace. In her early career she worked for Bain & Co and Morgan Stanley. Ms. Fairhead serves on the board of directors of HSBC Holdings plc as a non executive director, and is a non-executive director of The Economist Group.

Donald P. Greenberg (73) has served as a member of our board of directors since 1996. Dr. Greenberg has been teaching at Cornell University, Ithaca, New York, for the past 41 years. He is the Jacob Gould Schurman professor of computer graphics and the director of the computer graphics program at Cornell University. In 1987, Dr. Greenberg received the ACM SIGGRAPH Steven A. Coons award for outstanding creative contributions to computer graphics and in 1991 was named a member of the National Academy of Engineering. He was the founding director of the National Science Foundation’s Science and Technology Center for Computer Graphics and Scientific Visualization. Dr. Greenberg currently serves on the board of directors of Chyron Corporation, a designer and manufacturer of digital equipment for the broadcast industry.

Casper J. A. Hobbs (37) joined our board in November 2006. Mr. Hobbs is a co-founder and current chief executive officer of the London-based Mergermarket Group, where he is responsible for overseeing strategy, expansion, sales and marketing, and general management of this financial information company. Mergermarket, which was founded in 1999 and acquired by Pearson plc in August 2006, specializes in delivering mergers and acquisition news and tools, as well as other specialized services to the financial community. Prior to co-founding Mergermarket, Mr. Hobbs worked at Financial News and, before that, he served as an officer in the British Army.

Philip J. Hoffman (48) has served as a member of our board of directors since February 2000 and is executive vice president and head of corporate finance, strategy and business development for Pearson. Mr. Hoffman is also company secretary for Pearson plc and is a member of the Pearson plc management committee. From May 2000 to December 2001, Mr. Hoffman was chairman and chief executive officer of Learning Network Inc., Pearson plc’s Internet-based education business. From January 1999 through December 2000, Mr. Hoffman was president of Pearson Inc. From January 1997 to December 1998, Mr. Hoffman was executive vice president and chief financial and administrative officer for Pearson plc’s Penguin Group. Prior thereto, Mr. Hoffman held various executive positions at Pearson Inc. Mr. Hoffman also served on the board of MarketWatch, Inc.

Robert C. Lamb Jr. (51) is the co-founder, president and chief executive officer of Tercet Capital LLC, which provides innovative and focused financial solutions for individuals, organizations, and institutions based on a time-tested, patent-pending investment methodology. From 2002 to 2004, Mr. Lamb served as executive vice president and chief financial officer of FleetBoston Financial, which was the seventh largest financial holding company in the United States prior to being acquired by Bank of America in 2004. His responsibilities included managing FleetBoston Financial’s Corporate Accounting, Business Line Financial Management and Planning, Corporate Tax, and Investor Relations areas. From 2000 to 2002, Mr. Lamb served as Executive Vice President and Chief Financial Officer at BearingPoint, formerly KPMG Consulting, Inc. where he was responsible for the company’s financial management activities.

John C. Makinson (52) has served as a member of our board of directors and chairman of our board since December 2002. Mr. Makinson also served on our board from February 2000 to October 2000. He has served as chief executive officer of The Penguin Group since July 2002 and chairman since May 2001. He currently serves as a director of Pearson plc and is a member of the Pearson plc management committee.

From April 1996 to April 2002, Mr. Makinson served as chief financial officer of Pearson plc. From 1994 to 1996, he was the managing director of the Financial Times newspaper where he was responsible for the production, distribution and marketing of the newspaper worldwide. He joined the Financial Times from Makinson Cowell, a specialist independent consultancy firm that advises leading British companies on their relationship with the financial community. He co-founded and ran Makinson Cowell from 1989 to 1994. From 1986 to 1989, he held the position of vice chairman of Saatchi & Saatchi’s US holding company. Mr. Makinson serves on the board of directors of George Weston Limited, a food processing and distribution company headquartered in Toronto, Canada.

Carl Spielvogel (78) is chairman and chief executive officer of Carl Spielvogel Associates, Inc., an international investment and management company. Ambassador Spielvogel has been a member of our board of directors since February 1996, with a brief hiatus from August 2000 to April 2001, during which he served as the United States Ambassador to the Slovak Republic. Ambassador Spielvogel was chairman and chief executive officer of the United Auto Group, Inc., a publicly owned automobile dealership group, from February 1994 until April 1997. Ambassador Spielvogel was chairman and chief executive officer of Backer Spielvogel Bates Worldwide, Inc., one of the world’s largest advertising and marketing communications companies, from July 1987 until January 1994. Ambassador Spielvogel currently serves on the board of directors of Apollo Investment Corp., a publicly owned investment company. He is a member of the Board of Trustees of the Metropolitan Museum of Art, The Council of American Ambassadors, The Asia Society and the Lincoln Center for the Performing Arts. Ambassador Spielvogel is also a member of The Council on Foreign Relations.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

The shares represented by returned proxy cards will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

Corporate Governance

Our board of directors has established, and continues to review, its governance practices in light of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, and New York Stock Exchange, or NYSE, listing standards. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics described below are available on our website, at www.interactivedata.com, under the heading “About Us — Corporate Governance.” In addition, copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics may be obtained free of charge by writing to our Corporate Secretary, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730. Our Code of Business Conduct and Ethics applies to our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics that are required by law or the NYSE listing standards to be publicly disclosed.

Our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Interactive Data Corporation (or our company) and its stockholders. These guidelines, which provide a framework for the conduct of the board’s business, include that:

•	the principal responsibility of the directors is to oversee management;

•	the non-management directors meet regularly in executive session;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually the board of directors and its committees conduct a self-evaluation to assess effectiveness.

Board of Directors

During the fiscal year ended December 31, 2006, our board of directors held nine meetings. In 2006, each of our directors attended 75% or more of the aggregate of the meetings of the board of directors and meetings of committees of the board on which they served. It is our policy that our directors are expected to attend each annual meeting of stockholders. All of our incumbent directors attended our 2006 annual meeting of stockholders.

Independence

Our board of directors has affirmatively determined that Ms. Drucker, Dr. Greenberg, Mr. Lamb and Amb. Spielvogel are independent as determined under NYSE rules. In determining independence pursuant to the NYSE listing standards, our board of directors affirmatively determined whether our independent directors had any direct or indirect material relationship with us, or any of our subsidiaries or with Pearson or any of its subsidiaries, either directly or as a partner, stockholder or officer of an organization that may interfere with the director’s ability to exercise independence. Our board of directors concluded that none of our independent directors had any direct or indirect material relationships with us, any of our subsidiaries or Pearson or any of its affiliates. Our board considers what it deems to be all relevant facts and circumstances in determining the independence of its members including whether our members have any family relationship with any executive officer or any direct or indirect interest in any of our customers or our customer agreements, whether any of our members have any interests in or ties to any of our competitors, suppliers, or strategic business partners and whether our members meet the independence standards set by the SEC and the NYSE.

Messrs. Makinson and Hoffman, who are members of both our compensation and nominating and corporate governance committees and Mr. Clark, who is a member of our nominating and corporate governance committee are not independent directors. In addition, Ms. Fairhead and Messrs. Ethridge and Hobbs are not independent directors. We qualify as a “controlled company” under NYSE listing standards because Pearson indirectly owns more than 50% of our voting power. As a result, pursuant to Section 303A.01 of the NYSE listing standards, we are exempt from the requirement that our board of directors have a majority of independent directors, and that our nominating and corporate governance and compensation committees be composed entirely of independent directors. Our audit committee is composed entirely of independent directors.

Meetings of Non-Management and Independent Directors

In accordance with NYSE listing standards and our corporate governance guidelines:

•	our non-management directors meet separately at least semi-annually at executive sessions without management; and

•	our independent directors meet separately at least annually without management or any directors for whom the board of directors has not made an affirmative determination of independence.

The non-management and independent directors may hold such additional executive sessions as they determine are necessary or appropriate. Mr. Clark is the only nominee who is a member of management. Our chairman, who is not a member of management, presides at all executive sessions of non-management directors. The chair of our independent committee, which is described below under the heading “Committees of the Board”, is Amb. Spielvogel.

Communications with Our Board of Directors

Our board of directors believes it is important for stockholders and others to have a process to send communications to the board of directors. Accordingly, any stockholder, security holder or other interested party who desires to make his or her concerns known to the board of directors as a whole, the presiding director, all of our non-management directors as a group or any individual director, may do so by writing to the individual or group, care of our Corporate Secretary, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730. All such communications will be forwarded by the Corporate Secretary to Mr. Lamb, who as chair of our audit committee is primarily responsible for monitoring such communications from stockholders, security holders and other interested parties and for providing copies or summaries to the other directors, as he considers appropriate.

Committees of the Board

Our board of directors has established an audit committee, a compensation committee, an independent committee and a nominating and corporate governance committee. Our audit committee, compensation committee, nominating and corporate governance committee and independent committee each operate under a charter that has been approved by our board of directors. The current charters for our audit, compensation, independent and nominating and corporate governance committees are available on our website at www.interactivedata.com under the heading “About Us — Corporate Governance.” Copies of the charters of our audit, compensation, independent and nominating and corporate governance committees may be obtained by writing to our Corporate Secretary, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730. Each of the audit, compensation, independent and nominating and corporate governance committees periodically reviews its charter and assesses its continuing adequacy and makes recommendations for changes, as appropriate, to the board of directors.

Audit Committee

Our audit committee currently consists of Ms. Drucker, Dr. Greenberg, Mr. Lamb and Amb. Spielvogel, with Mr. Lamb as its chair. Ms. Drucker was appointed to our Audit Committee in March 2007. Pursuant to the NYSE listing standards, the audit committee is required to consist entirely of independent directors. Ms. Drucker, Dr. Greenberg, Mr. Lamb and Amb. Spielvogel are independent directors as required under the NYSE listing standards. In addition, all members of the audit committee satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our board of directors has determined that Robert C. Lamb, Jr. is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and that he has accounting and related financial management expertise as is required by the NYSE listing standards. All of the members of the audit committee are financially literate, as required by NYSE rules. During 2006, the audit committee met on fourteen occasions.

The primary function of our audit committee is to assist the board of directors in fulfilling its responsibilities for oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’s qualifications and independence; and

•	the performance of our internal audit function and our independent auditors.

Specific responsibilities of our audit committee include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent auditors;

•	overseeing the work of our independent auditors, including through the receipt and consideration of certain reports from the independent auditors;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, our disclosure controls and procedures and our Code of Business Conduct and Ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees or former employees of our independent auditors;

•	establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent auditors and management; and

•	preparing the audit committee report required by SEC rules and regulations (which is included on page 16 of this proxy statement).

Compensation Committee

Our compensation committee currently consists of Ms. Drucker, Dr. Greenberg and Messrs. Hoffman and Makinson, with Mr. Makinson as its chair. Ms. Drucker was appointed to our Compensation Committee in March 2007. Ms. Drucker and Dr. Greenberg are independent directors as determined under the NYSE listing standards and SEC rules and regulations. The compensation committee is responsible, among other matters, for discharging, or assisting the board of directors in discharging, duties related to establishing and administering our senior executive officer compensation policies and equity-based incentive plans, including:

•

the review and approval of corporate goals and objectives relevant to the compensation of our chief executive officer, and annual evaluation of our chief executive officer’s performance in light of those goals and objectives, as well as the determination of, or recommendation to our board with respect to, our chief executive officer’s compensation level based on this evaluation;

•	approval of, or recommendation to our board of directors with respect to, compensation for the other senior executive officers;

•	overseeing an annual evaluation of our senior executive officers; and

•	periodically review and make recommendations to our board of directors with respect to director compensation.

The compensation committee is also responsible for administering our cash and equity incentive plans and employee stock purchase plan, and for reviewing and making recommendations with respect to director compensation. The compensation committee may take any and all actions that may be taken by our board of directors to review and approve chief executive and senior executive officer compensation. The compensation committee also periodically reviews compensation and equity-based plans and makes its recommendations to the board with respect to these areas. While the compensation committee is empowered under the terms of the 2000 Long Term Incentive Plan to make decisions as to award levels, the committee’s practice has been to bring recommendations for all of our senior executive officers (including the named executive officers) to the full board of directors for approval. During 2006, the compensation committee met on nine occasions.

The compensation committee is not authorized to delegate any of its authority described herein to any other persons (other than a subcommittee). Our Chief Executive Officer, Mr. Clark, attended each of the compensation committee meetings during 2006 at the invitation of the committee. His input was taken into consideration in assessing the performance and pay levels of his direct reports, which include all of the named executive officers, as well as the establishment of bonus measures and targets. Messrs. Crane and Hajducky, our former and current Chief Financial Officer, respectively, and Ms. Loew, our General Counsel, attended selected meetings during 2006 to provide the committee with information to consider in respect to various tax and accounting regulations and legal guidance, as appropriate. Ms. Loew also serves as secretary to the committee. On no occasion were any of our named executive officers involved in any discussion specifically relating to their own compensation. A detailed description of our processes and procedures for the determination of compensation for our named executive officers is included in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Consultant

To gain a perspective on external pay levels, emerging practices and regulatory changes, our compensation committee selects an outside executive compensation consultant to provide benchmark and survey information. The committee selected Aon Radford Surveys + Consulting, or Aon, as its consultant for 2006 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the committee on compensation trends and best practices. As a result, Aon regularly participates in committee meetings. Aon also provided the committee with specialized advice to consider in establishing and evaluating our compensation practices. The committee either directly engages the consultant to perform certain tasks, or instructs our Human Resources department to engage the consultant’s services in connection with specified objectives. Aon reports directly to the compensation committee and does not perform any services for management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Messrs. Clark, Hoffman, Lamb and Makinson, with Mr. Makinson as its chair. Mr. Lamb is an independent director as determined under the NYSE listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible, among other matters, for:

•	recommending to our board of directors the persons to be nominated for election as independent directors at any meeting of stockholders;

•	reviewing, from time to time, the corporate governance principles applicable to us;

•	monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	leading the board and committees of the board in annual performance self-evaluations; and

•	reviewing, reassessing and administering our corporate governance guidelines.

During 2006, the nominating and corporate governance committee met on six occasions.

Independent Committee

The independent committee currently consists of Ms. Drucker, Dr. Greenberg, Mr. Lamb and Amb. Spielvogel, with Amb. Spielvogel as its chair. These directors are not employees of ours or Pearson and each of these directors is independent as determined under the NYSE listing standards and SEC rules and regulations. The independent committee has been delegated all authority of our board of directors to consider and approve on our behalf transactions and agreements between us and any person who is a 5% or more beneficial owner of our common stock, including Pearson or any of Pearson’s affiliates. Our independent committee is responsible, among other matters, for:

•	reviewing and approving (or ratifying, as the case may be) related person transactions involving any 5% or more beneficial owner of our common stock (or any of its affiliates); and

•

as required by law or as requested by the board of directors from time to time, reviewing and approving (or ratifying, as the case may be) transactions or arrangements involving (or actions to be taken by) our company or any of its affiliates in which any 5% or more beneficial owner of our common stock (or any of its affiliates) has or may have an interest.

For a discussion of the policies and procedures of the independent committee with respect to such transactions, see the description below under the heading “Related Persons Transactions.” During 2006, the independent committee met on two occasions.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of January 31, 2007, certain information known to us regarding the shares of our common stock, as well as the ordinary shares of our majority stockholder’s parent company, Pearson, beneficially owned by (1) each of our directors (2) our chief executive officer and the other executive officers named in the summary compensation table on page 30 of this proxy statement, and (3) the directors and all of our executive officers as a group. In addition, the following table sets forth the beneficial ownership of common stock as of January 31, 2007, with respect to Pearson DBC Holdings, Inc., which is a subsidiary of Pearson and which is the only entity or individual known by us to own beneficially more than 5% of the outstanding shares of our common stock.

	Interactive Data Corporation[1]		Pearson plc
Directors and Executive Officers	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Stuart J. Clark[2]	948,792	1.01%	58,225	*
Steven G. Crane[3]	272,029	*	—	—
Raymond L. D’Arcy[4]	264,438	*	18,080	*
Myra R. Drucker[5]	12,500	*	—
William T. Ethridge[6]	—	—	189,200	*
Rona A. Fairhead[7]	—	—	120,593	*
Donald P. Greenberg[8]	60,000	*	—	—
Andrew J. Hajducky III[9]	5,183	*	—
Casper J. A. Hobbs[10]	—	—	—	—
Philip J. Hoffman[11]	—	—	127,039	*
John L. King[12]	339,382	*	54,423	*
Robert C. Lamb, Jr. [13].	12,500	*	—
Andrea H. Loew[14]	175,223	*	11,394	*
John C. Makinson[15]	1,000	*	399,462	*
Carl Spielvogel[16]	149,485	*	—	—
All directors and executive officers as a group (15 persons)[17]	2,240,532	2.35%	974,024	*
Five Percent Stockholder
Pearson DBC Holdings, Inc.[18]	57,554,795	61.61%	N/A	N/A

*	Less than 1%.
(1)	The table is based upon information supplied by our officers, directors and principal stockholder and information set forth on any statements filed with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934. Unless otherwise indicated in these footnotes, and subject to the community property laws where applicable, each of the directors and named executive officers named in this table has sole voting and investment power with respect the shares shown as beneficially owned and the address of each of the directors and named executive officers is: c/o Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730.
(2)	Mr. Clark is our Chief Executive Officer, President, and a member of our board of directors. With respect to Interactive Data shares, Mr. Clark’s ownership includes 826,563 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007 and 367 shares that Mr. Clark acquired on February 16, 2007 pursuant to our 2001 Employee Stock Purchase Plan. With respect to Pearson shares, Mr. Clark’s ownership includes 37,542 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(3)	Mr. Crane is our former President, Interactive Data Pricing and Reference Data. Mr. Crane left the company on April 13, 2007. Mr. Crane’s ownership includes 255,938 shares of Interactive Data that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007 and 367 shares that Mr. Crane acquired on February 16, 2007 pursuant to our 2001 Employee Stock Purchase Plan.
(4)

Mr. D’Arcy is our President of Sales, Marketing and Institutional Business Development. With respect to Interactive Data shares, his ownership includes 240,938 shares that Mr. D’Arcy has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007. With respect to Pearson shares, his ownership includes 18,080 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.

(5)	Ms. Drucker is a member of our board of directors. With respect to Interactive Data shares, Ms. Drucker’s ownership includes 6,250 shares that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007 and 6,250 shares that she may acquire upon exercise of an option granted on February 16, 2007.
(6)	Mr. Ethridge is a member of our board of directors. Mr. Ethridge’s ownership includes 142,599 shares of Pearson that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(7)	Ms. Fairhead is a member of our board of directors. Ms. Fairhead’s ownership includes 60,000 shares of Pearson that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(8)	Dr. Greenberg is a member of our board of directors. Dr. Greenberg’s ownership includes 53,750 shares of Interactive Data Corporation that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007 and 6,250 shares that he may acquire upon exercise of an option granted on February 16, 2007.
(9)	Mr. Hajducky is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Hajducky’s ownership includes 183 shares that Mr. Hajducky acquired on February 16, 2007 pursuant to our 2001 Employee Stock Purchase Plan.
(10)	Mr. Hobbs is a member of our board of directors.
(11)	Mr. Hoffman is a member of our board of directors. Mr. Hoffman’s ownership includes 102,828 shares of Pearson that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(12)	Mr. King is our Chief Operating Officer. With respect to Interactive Data shares, Mr. King’s ownership includes 320,938 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007, 367 shares that Mr. King acquired on February 16, 2007 pursuant to our 2001 Employee Stock Purchase Plan, 100 shares held by Mr. King’s daughter and 350 shares held by Mr. King’s sister. Mr. King disclaims beneficial ownership of the 100 shares held by his daughter and the 350 shares held by his sister except to the extent of his pecuniary interest therein. With respect to Pearson shares, Mr. King’s ownership includes 42,671 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(13)	Mr. Lamb is a member of our board of directors. With respect to Interactive Data shares, Mr. Lamb’s ownership includes 6,250 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007 and 6,250 shares that Mr. Lamb may acquire upon exercise of an option granted on February 16, 2007.
(14)	Ms. Loew is our Executive Vice President, General Counsel and Corporate Secretary. With respect to Interactive Data Corporation shares, Ms. Loew’s ownership includes 168,876 shares that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007. With respect to Pearson shares, Ms. Loew’s ownership includes 10,879 shares that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(15)	Mr. Makinson is chairman of our board of directors. Mr. Makinson’s ownership includes 226,590 shares of Pearson that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(16)	Amb. Spielvogel is a member of our board of directors. Amb. Spielvogel’s ownership includes 67,233 shares of Interactive Data held of record by the Carl Spielvogel Rev. Trust dated 8/29/00, C. Spielvogel and B. Spielvogel, TTEES. Amb. Spielvogel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Amb. Spielvogel’s ownership includes 73,750 shares of Interactive Data Corporation that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007, 6,250 shares that Amb. Spielvogel may acquire upon exercise of an option granted on February 16, 2007 and 2,252 shares of Interactive Data that Amb. Spielvogel has the right to acquire as of February 25, 2007 upon settlement of his deferred stock units, or DSUs, awarded on February 25, 2004.
(17)	With respect to Interactive Data shares, includes 1,953,253 shares that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007, 25,000 shares that such persons may acquire upon exercise of an option granted on February 16, 2007, 1,284 shares that such persons acquired on February 16, 2007 pursuant to our 2001 Employee Stock Purchase Plan and 2,252 shares of Interactive Data that Amb. Spielvogel has the right to acquire on February 25, 2007 upon settlement of his DSUs awarded on February 25, 2004. With respect to Pearson shares, includes 641,189 shares that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2007.
(18)	The address of Pearson DBC Holdings, Inc. is c/o Pearson Inc., 1330 Avenue of the Americas, New York, New York 10014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file with the SEC, initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based upon the information supplied to us by such persons, we are required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representations of our executive officers and directors, except as noted following this sentence, all these filing requirements were satisfied by our directors and executive officers for the fiscal year ended December 31, 2006. Due to administrative error, each of Messrs. Clark and King and Ms. Loew filed one late Form 4 in July 2006 reporting the withholding of shares of our common stock to satisfy their tax withholding obligations in connection with the settlement of their DSUs in June 2006.

Related Persons Transactions

Transactions with Pearson

Pearson indirectly owns approximately 61% of our issued and outstanding common stock. We are party to a management services agreement with Pearson that became effective as of February 29, 2000. This agreement governs the provision of certain services between the parties and their respective subsidiaries and renews annually. Other business arrangements between us (and our subsidiaries) and Pearson (and its subsidiaries) are covered by separate written agreements.

Many of the services provided by Pearson afford us administrative convenience and we believe the terms of such services are substantially equal to or more favorable to us than if we had negotiated similar arrangements with non-affiliated third parties. The services provided by Pearson include (i) administering the 401(k) savings plan (and related excess plans), the UK pension plan, and employee health benefit plans and insurance plans in the US and UK, (ii) use of a back-up disaster recovery site in the UK, (iii) travel services, and (iv) accounting and tax related services for certain of our subsidiaries, primarily in the UK. In addition to these services, we also license an array of financial information content from certain businesses owned by or affiliated with Pearson for internal use as well as redistribution to customers. Finally, certain of our businesses from time to time purchase advertising space and other promotional services at discounted rates from certain businesses owned by or affiliated with Pearson. The services provided by us to Pearson include the provision of financial data and related services. A majority of the charges for services from Pearson and its affiliates to us are at cost. With respect to the services we provide to Pearson and its affiliates, we charge fees that are no less than the fees charged to similar users. We believe that the terms and conditions of these transactions are fair and reasonable.

Prior to entering into any service arrangement with Pearson, we assess whether it would be more advantageous to obtain such services from a third party. The independent committee of our board of directors, which currently consists of four directors, none of whom are our employees or employees of Pearson, approves the arrangement on our behalf. The agreements governing the any such arrangements may be amended from time to time by mutual agreement to address changes in the terms or services provided to or on our behalf. The independent committee approves any material modifications to the arrangements. From time to time, we assess various of the ongoing relationships between us and Pearson to determine whether it would be more advantageous to secure any such services outside of Pearson.

There was no material effect on our financial condition or results of operations as a result of entering into these arrangements. If the services provided to us by Pearson or its affiliates were to be terminated, we would likely be required to seek equivalent services in the open market at potentially higher costs.

In 2001, we entered into a trademark license agreement with Pearson’s Financial Times Group authorizing us to use the “FT” and “Financial Times” trademarks and logos in our businesses. The license grants us the right to use the FT and Financial Times brands for one British Pound Sterling. This license, which was renewed for a one-year term on March 7, 2006, automatically renews for subsequent one-year terms unless terminated. The license is subject to quality control standards, restrictions on sublicensing the trademarks to third parties and certain other restrictions. The independent committee of our board of directors approved this agreement on our behalf. In February 2007, we commenced a rebranding campaign and in connection with this campaign, we intend to cease active use of the “FT” and “Financial Times” trademarks and logos in our businesses.

Any amounts payable or receivable to and from Pearson or Pearson affiliates are classified as an affiliate transaction on our balance sheet. For the years ended December 31, 2006, 2005 and 2004, we recorded revenue of $755,000, $451,000 and $2,563,000, respectively, for services provided to Pearson. For the years ended December 31, 2006, 2005 and 2004, we recorded expense of $4,250,000, $3,456,000 and $3,658,000, respectively, for services received from Pearson.

Policy and Procedures for Reviewing Transactions with Related Persons

In February 2001, our board of directors created a committee of independent directors which committee is charged with the authority and duty to consider, negotiate and approve on our behalf, transactions and agreements between us (and our subsidiaries) and Pearson (and its subsidiaries). In February 2007, our board of directors established a written policy and procedures related to the negotiation and approval of related person transactions. Under the policy, a related person transaction is one in which we are a participant, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest. The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K. Under our policy, related person transactions that are identified prior to consummation shall be consummated only if (i) in the case of directors, officers and nominees, such transaction is approved by the disinterested members of the audit committee and (ii) in the case of a 5% or more beneficial owner of our common stock (or any affiliate) who does not fall into (i) above, such transaction is approved by the disinterested members of the independent committee. In the event that is not practicable or desirable to obtain approval of a related person transaction in advance, the transaction with the related person may be preliminarily entered into by management subject to ratification by the appropriate committee. If the applicable committee does not ratify the transaction, then we will have the option to terminate or unwind the transaction.

In February 2007, our board of directors approved an independent committee charter which charter specifies that the independent committee has the authority described above as well as authority, at the committee’s discretion, to approve or ratify, as the case may be, related persons transactions with a 5% or more beneficial owner of our common stock in which the amount is less than $120,000. In addition the charter specifies that the independent committee has the authority, as required by law or as requested by the board of directors from time to time, to review and approve (or ratify, as the case may be) transactions or arrangements involving (or actions to be taken by) our company or any of its affiliates in which any 5% or more beneficial owner of our common stock (or any affiliate) has an interest.

The policy and procedures related to the negotiation and approval of related person transactions are in writing. The adoption of our written policy and procedures as described above, as well as the adoption of the independent committee charter, formalized the procedures with respect to transactions with related persons we have in large part followed since the February 2001 formation of the independent committee. To our knowledge, all transactions with Pearson or any of its affiliates have been approved by our independent committee. Since January 1, 2006, all transactions with related persons to which we are or were a party have been reviewed under our current or former policies, as applicable.

Report of the Audit Committee of the Board of Directors

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with the legal and regulatory requirements applicable to the company, the qualifications, independence and performance of our independent registered public accounting firm, and the quality of our internal and external audit processes. The audit committee operates under a written charter that sets forth the audit committee’s role and responsibilities.

Management is responsible for the preparation, presentation, and integrity of the company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the company. Management also has the responsibility for establishing and maintaining adequate internal financial controls. PricewaterhouseCoopers LLP was responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, PricewaterhouseCoopers LLP expressed its own opinion on the effectiveness of the company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the company’s internal control over financial reporting.

The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication With Audit Committees.”

In addition, the audit committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board No. 1, “Independence Discussions With Audit Committees”, and discussed with PricewaterhouseCoopers LLP its independence from the company and its management. The audit committee considered whether the provision of non-audit services by the PricewaterhouseCoopers LLP was compatible with maintaining the firm’s independence and concluded that it was compatible.

Based on the considerations and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2006 be included in our Annual Report on Form 10-K for 2006.

Respectfully submitted,

AUDIT COMMITTEE

Robert C. Lamb, Chairman

Donald P. Greenberg

Carl Spielvogel

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis or CD&A, we discuss and offer analysis of the details of our compensation programs, polices and objectives, providing background on what we pay to our named executive officers and why, as well as how, we link executive pay to our business objectives.

Overview of our Compensation Program and Objectives

Our executive compensation program is composed of:

•	base salary;

•	an annual performance-based cash bonus opportunity;

•	equity awards in the form of restricted stock units and stock options;

•	retirement benefits; and

•	severance benefit opportunities.

We establish cash and equity compensation at levels that are intended to attract, motivate and retain qualified executive managerial talent that is critical to our long-term success and the creation of stockholder value. Using a combination of an annual performance-based cash bonus and equity-based compensation, we strive to create a linkage between pay and both individual and company performance. Individual and company performance targets are set to encourage our named executive officers to support our achievement of short- and long-term strategic business objectives. To further align executive interests with those of stockholders, we also require our named executive officers to attain a prescribed level of share ownership.

Our named executive officer benefit programs generally mirror those available to the overall employee population. However, in order to attract and retain key talent and to enable our named executive officers to receive benefits based on their full salary without being limited by certain pay caps imposed by the Internal Revenue Service, the named executive officers are eligible to participate in certain supplemental retirement benefits.

Our Use of Benchmarking and Survey Data

To gain a perspective on external pay levels, emerging practices and regulatory changes, our compensation committee selects an outside executive compensation consultant to provide benchmark and survey information. For 2006, the committee selected Aon Radford Surveys + Consulting, or Aon.

In establishing compensation levels for our named executive officers, the committee takes into consideration the information compiled, evaluated and presented by Aon, which includes the use of general industry survey data and data collected from proxy filings by publicly traded companies that we consider peer companies. The companies selected as peers in 2006 generally operate in our industry. We generally fall between the 25th and 50th percentile of this peer group in terms of number of employees, revenue and market capitalization. Each year, the peer group is reviewed and adjusted, if appropriate, to reflect changes in the marketplace and/or as a result of mergers and acquisitions.

The selected peer companies included in the 2006 compensation review consisted of:

•	Acxiom Corporation

•	Advent Software, Inc.

•	Archipelago Holdings, Inc.

•	Chicago Mercantile Exchange Inc.

•	Choicepoint, Inc.

•	Costar Group, Inc.

•	Dow Jones and Co., Inc.

•	Dun & Bradstreet Corporation

•	Equifax, Inc.

•	Factset Research Systems, Inc.

•	Fair Isaac Corporation

•	First American Corporation

•	Harris Interactive, Inc.

•	Information Holdings, Inc.

•	InfoUSA, Inc.

•	Instinet Group, Inc.

•	Investment Technology Group, Inc.

•	Investors Financial Services Corp.

•	Moody’s Corporation

•	NASDAQ Stock Market, Inc.

•	National Financial Partners Corporation

•	ProQuest

•	SEI Investments Corporation

•	Sunguard Data Systems

For our CEO, CFO, General Counsel & COO, positions for which comparative proxy data (and thus peer company data) is generally available, we compare their pay to a “market consensus” pay level, which represents the median pay of the peer companies where position data is available and the median pay of companies that have similar revenue levels to ours, which numbers are obtained from general industry compensation surveys. In comparing our named executive officers’ pay, we then look at the average of these two numbers (i.e., 50% is based on peer company data and 50% is based on general industry compensation survey data). While we believe that the peer company data provides us with an important point of reference, we incorporate information from a more diverse range of companies of our revenue size by looking to general industry compensation surveys, which allows us to obtain a broader perspective on external pay levels.

Compensation levels for our other named executive officers are assessed against general industry compensation survey data for companies that have revenue comparable to ours, given that information regarding comparable positions among our peer companies is not generally publicly available.

Other Considerations

In addition to benchmarking, we consider the prevalent labor market for executive talent generally and at companies with whom we compete for talent within our industry. Moreover, we evaluate internal pay equity among executives and consider each individual executive’s responsibilities, experience, effectiveness, tenure and ability to impact corporate financial performance, where applicable, when determining appropriate compensation levels.

Our Chief Executive Officer, Mr. Clark, attended each of the compensation committee meetings during 2006 at the invitation of the committee. His input was taken into consideration by our compensation committee in assessing the performance and pay levels of his direct reports, which include all of the named executive officers, as well as the establishment of bonus measures and targets. In addition, Mr. Clark makes recommendations regarding compensation program plan design. Messrs. Crane and Hajducky, our former and current Chief Financial Officer, respectively, and Ms. Loew, our General Counsel, attended selected meetings during 2006 to provide the committee with information to consider in respect to various tax and accounting regulations and legal guidance, as appropriate. Ms. Loew also serves as secretary to the committee. On no occasion were any of our named executive officers involved in any discussions specifically relating to their own compensation.

Elements of Compensation Paid to Named Executive Officers

General

Executive pay is comprised of three main components: base salary, annual performance-based cash bonus and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather, the committee considers changes in the business, external market factors and our financial position each year when determining pay levels and allocating between long-term and current compensation for the named executive officers.

Cash compensation is comprised of base salary and an annual performance-based cash bonus opportunity. The committee generally seeks to set a named executive officer’s targeted total cash compensation opportunity within a range that is the average of the applicable peer company and/or general industry compensation survey data, as described above, adjusted as appropriate for individual performance and internal pay equity and labor market conditions.

In setting cash compensation levels, we favor a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average. The committee believes that this higher emphasis on performance-based cash bonuses places an appropriate linkage between a named executive officer’s pay, his or her individual performance and the achievement of specific business goals by placing a higher proportion of annual cash compensation at risk, thereby aligning executive opportunity with the interests of stockholders.

We include an equity component as part of our compensation package because we believe that equity-based compensation aligns the long-term interests of our named executive officers with those of stockholders. In 2000, our stockholders approved the 2000 Long Term Incentive Plan, which provides us with the ability to make equity-based awards in various forms, including stock options and stock units.

These cash and equity compensation components of pay are supplemented by various benefit plans that provide health, life, accident, disability and retirement benefits, as well as severance benefits, most of which are the same as the benefits provided to all of our US based employees.

Base Salary Increases in 2006

Fiscal year 2006 base salary increases for our named executive officers ranged from 3.4% to 4.1% of their 2005 base salaries. These increases were determined based on the considerations outlined in the prior section, as well as taking into account our overall budget. In general, the average company-wide base salary increases for all employees in 2006 (excluding our named executive officers) was 3.7%. These increases positioned our named executive officers’ base salary levels slightly below the 50th percentile of the base salaries of executives in comparable positions as reflected in peer company and general industry compensation survey data.

Base salary increases in 2006 for our named executive officers were as follows:

Name	2005 Base Salary	2006 Increase Percent and Amount	2006 Base Salary Effective April 1, 2006
Mr. Clark	$525,000	3.8% $20,000	$545,000
Mr. Crane	$358,000	3.4% $12,000	$370,000
Mr. D’Arcy	$310,000	3.9% $12,000	$322,000
Mr. King	$325,000	3.7% $12,000	$337,000
Ms. Loew	$245,000	4.1% $10,000	$255,000

2006 Executive Bonus Plan

Our 2006 Executive Bonus Plan was intended to establish a direct correlation between the annual cash incentives paid to our named executive officers and our financial and operating performance. Under the plan, our named executive officers were eligible to receive a cash bonus equal to a percentage of their base salaries based on the attainment of certain corporate and individual performance goals. The percentage of base salary varied with respect to each named executive officer as set forth below.

Name	2006 Threshold Bonus Opportunity (as a % of base salary)	2006 Targeted Bonus Opportunity (as a % of base salary)	2006 Maximum Bonus Opportunity (as a % of base salary)
Mr. Clark	0%	75%	125%
Mr. Crane	0%	66 2/3%	100%
Mr. Hajducky	0%	50%	75%
Mr. D’Arcy	0%	66 2/3%	100%
Mr. King	0%	66 2/3%	100%
Ms. Loew	0%	50%	75%

On May 16, 2006, the compensation committee established the corporate and individual performance goals and targets and maximum bonus opportunities for each named executive officer as a percentage of their base salaries. For 2006 our compensation committee selected the following corporate performance objectives: (i) adjusted revenue (weighted 20%), (ii) adjusted earnings before interest, taxes and amortization, or EBITA (weighted 40%) and (iii) cash conversion (weighted 20%) as the relevant company-wide performance criteria for the 2006 Executive Bonus Plan. The compensation committee believes that these criteria are consistent with the overall goals and long-term strategic direction that the board of directors has set for our company and are closely related to or reflective of financial performance, operational improvements, growth and return to stockholders.

The adjusted revenue measure is intended to support our strategy to increase revenue through organic growth and targeted acquisitions. Adjusted EBITA measures our operating profitability and the higher weighted percentage of the adjusted EBITA measure is intended to support our emphasis on the attainment of our profit goals. The cash conversion measure, expressed as a percentage, is the ratio of adjusted EBITA that is converted into adjusted free cash flow. Cash conversion focuses attention on the proportion of profits that are converted to free cash flow. While each of these measures is important on a stand-alone basis, the committee believes the combined focus on all three of these metrics will help drive our overall success.

The adjusted revenue, adjusted EBITA and cash conversion targets are calculated using pre-determined, constant foreign exchange rates which eliminates the positive or negative impact that occurs with the normal market fluctuations of foreign exchange rates. In addition, in calculating these amounts, transactional foreign exchange gain or loss is deducted. Transactional foreign exchange gain or loss is the foreign exchange gain or loss associated with the settlement of Euro-related billings and the revaluation of inter-company loans and US dollar and foreign currency bank balances. We believe that reviewing business results without the impact of changing foreign currency exchange rates facilitates period-to-period comparisons of results from our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

At the time the 2006 Executive Bonus Plan was finalized, we had recently completed acquisitions of IS.Teledata (which business was subsequently renamed Interactive Data Managed Solutions) and Quote.com and were still in the process of determining the magnitude of inter-company revenue and cost eliminations and other accounting adjustments related to these acquisitions such as the timing for recognizing certain deferred revenue from the acquired businesses. Later in the second quarter of 2006, we finalized the acquisition-related accounting adjustments and the net effect of these required adjustments. On July 6, 2006, to accurately reflect the impact of these acquisition-related accounting adjustments, our compensation committee approved modifications that reduced the original adjusted revenue and EBITA targets under the 2006 Executive Bonus Plan. These adjustments were applied to all performance-based bonus eligible employees on a non-discriminatory basis.

In the aggregate, achievement of company performance goals is weighted 80% in determination of the aggregate bonus opportunity. Achievement of individual performance goals is weighted 20%. Each named executive officer’s individual performance goals reflect their specific business role within our company. These individual goals include measures such as successful implementation of key initiatives, development of the image and brand of Interactive Data, and development of key talent. The inclusion of the individual performance goals is intended to encourage our named executive officers to focus on initiatives that support our overall long-term strategy.

The compensation committee strives to set the threshold, target, and maximum company performance goals at levels at which the relative likelihood of achievement remains consistent from year to year. With this in mind, the compensation committee structured incentive payments under the 2006 Executive Bonus Plan so that we would provide significant reward to named executive officers for reaching or exceeding the maximum performance targets, make smaller payments if performance levels exceeded the threshold level of required performance but did not meet the target levels, and not make any cash incentive payments if we did not achieve the threshold performance levels established at the beginning of the fiscal year. The compensation committee set performance goals under the 2006 Executive Bonus Plan as follows:

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Threshold performance goals for the adjusted revenue and adjusted EBITA financial measures were set at levels that reflected a meaningful improvement over our actual results in fiscal 2005. Target performance goals were set at levels that corresponded to our fiscal year 2006 budget amounts for the adjusted revenue and adjusted EBITA financial measures. In 2006, the committee changed the profitability measure from EBITA margin, which was used in 2005, to adjusted EBITA to better align the level of bonus payable related to this component with the level of adjusted EBITA achievement.

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The threshold and target performance goals for cash conversion were set at levels that are tied to meaningful improvements in our adjusted free cash flow over our actual results in 2005. The committee believed that each of the threshold and target goals for cash conversion were set at levels that were ambitious but within a range that would be reasonably attainable by our company. The cash conversion target in 2006 and 2005 were the same percentage.

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Maximum performance goals were set at levels that were higher than the budget amounts for each of the financial measures. The committee believed that each of the maximum performance goals were set at levels that were aggressive and above the threshold and target levels, but within a range that would be achievable by our company provided company performance was at the highest end of the expected range.

For corporate performance goals, the 2006 threshold, target and maximum approved by our compensation committee are as follows:

Performance Measure	Performance Measure as a % of Target
	Threshold	Target	Maximum
Adjusted Revenue	97.5%	100.0%	102.5%
Adjusted EBITA	96.0%	100.0%	104.0%
Cash Conversion	96.7%	100.0%	103.3%

Payments for performance between the threshold and maximum levels of attainment are determined on a linear basis, based on actual performance. For example, the 2006 adjusted EBITA performance threshold was set at 96% of target. If the level of adjusted EBITA actually achieved was 98% of the target level, the named executive officers would receive 50% of the target bonus opportunity applicable to the adjusted EBITA measure. No bonus would have been paid with respect to a performance measure if the threshold level of performance for that measure was not attained. With respect to the individual performance metrics, the amount payable can range from 0% to 20% of the maximum bonus opportunity, and is determined based on the executive’s performance against assigned individual performance goals.

On March 5, 2007, the compensation committee reviewed our financial results for 2006 and approved 2006 bonus payments based upon the following results:

•	Our adjusted revenue for 2006 was between threshold and target (actual amount was 98.4% of target);

•	Our adjusted EBITA for 2006 was between the target and maximum performance measures (actual amount was 101.4% of target);

•	Our cash conversion for 2006 was above the maximum target (actual amount was 106% of target); and

•	The named executive officers achieved an average of 15.2% against their individual performance goals under the 2006 Executive Bonus Plan.

The following bonuses were paid to our named executive officers based on 2006 financial and individual achievements:

Name	2006 Bonus Payments
	Dollar Amount Payable based on 2006 Achievement	Percentage of Overall Targeted Bonus Opportunity	Percentage of Overall Maximum Bonus Opportunity
Mr. Clark	$476,385	116.6%	69.9%
Mr. Crane	$263,107	106.7%	71.1%
Mr. Hajducky	$189,315	108.2%	72.1%
Mr. D’Arcy	$238,634	111.2%	74.1%
Mr. King	$232,901	103.7%	69.1%
Ms. Loew	$140,480	110.2%	73.5%
Average		109.4%	71.6%

The following table reflects the average bonus payments paid to named executive officers for the period 2004 to 2006 as a percentage of targeted and maximum bonus paid as a result of financial and individual achievements:

Bonus Year	Average Payment as a % of Targeted Bonus Opportunity	Average Payment as a % of Maximum Bonus Opportunity
2006	109.4%	71.6%
2005	145.8%	93.7%
2004	107.9%	73.6%

Long Term Equity Incentive Compensation

General

From calendar years 2000 to 2002, we issued annual equity awards solely in the form of stock options. In 2003, we reduced the number of stock options we awarded and began awarding a combination of stock options and deferred stock units which permitted executives to defer settlement beyond the originally scheduled date. We refer to these awards as DSUs. This modified equity award combination enabled us to deliver a competitive award value to our named executive officers while reducing the number of shares awarded annually under the plan, thereby reducing the dilutive effective of the plan to our stockholders. This change in equity award practice also served to provide executives with a vehicle by which to accumulate shares that count toward meeting the ownership targets prescribed by the Executive Equity Ownership Policy described below, which was also introduced in 2003. Finally, the deferral feature permitted our named executive officers to manage their tax planning with respect to equity awards.

In 2005, we awarded our named executive officers both stock options and restricted stock units or RSUs with no deferral opportunity. We made the decision to issue 2005 awards in the form of RSUs as opposed to DSUs in light of the limited guidance that was available at the time under Internal Revenue Code Section 409A. Moreover, we observed that fewer than half of our named executive officers took advantage of the deferral opportunities in 2003 and 2004. Effective in 2005, we also discontinued the practice of granting stock options that were intended to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code and began to make awards in the form of non-qualified stock options to take advantage of the deferred tax credit benefit provided under FAS 123R.

In 2006, we continued this approach and granted equity awards in the form of a combination of non-qualified stock options and RSUs.

2006 Long Term Incentive Plan Equity Awards

The compensation committee evaluates and establishes aggregate equity award levels using a process and analysis comparable to that used to establish total cash compensation levels. This includes benchmarking against a combination of survey and benchmark data, the named executive officer’s performance during the year and his or her role in achieving our long term goals and prior awards granted. Generally, we do not consider a named executive officer’s stock holdings when determining award levels, nor do we have a prescribed formula for determining the balance of stock options and RSUs. Rather, we strive to issue awards that represent an aggregate value that the committee determines to be appropriate based on the considerations described in this paragraph.

As discussed above, in 2006, aggregate equity award levels tended to be between the 25th percentile and the median in comparison to relevant survey and market data.

In 2005, we adopted a practice of granting all annual equity awards to our named executive officers coincident with our July board of directors meeting. At that time, we also grant awards to selected non-executive employees. The July effective date of these awards was selected primarily as a result of administrative convenience and to provide a consistent schedule of awards. We do not specifically seek to align award dates with the release of material information; RSU and stock option grants are effective on the date of approval by the compensation committee or the board of directors, as applicable, or a date which is a few days following approval by the compensation committee or board of directors, as the case may be, for reasons of administrative convenience. Our policy is to set the exercise price for stock options equal to the closing price of our stock on the grant date.

Details of awards of stock options and RSUs issued in 2006 under our 2000 Long-Term Incentive Plan to our named executive officers are set forth in the “Grant of Plan-Based Awards Table” of this proxy statement.

Terms of 2006 Stock Option and Restricted Stock Unit Awards

Our 2000 Long-Term Incentive Plan provides the compensation committee with the broad discretion to set the terms and conditions of our equity awards. Each year, the committee reviews the terms of the equity awards to be granted, taking into consideration external market trends, historical award terms, regulatory matters and accounting consequences. Beginning with awards in July 2006, the committee determined that it would issue stock options and RSUs with terms that are substantially similar to awards granted in prior years. However, for the July 2006 grants, we made two material changes.

•	We eliminated a provision that provided for the acceleration of vesting of options and RSUs upon a participant’s termination of employment for reasons other than cause after meeting our definition of

‘retirement eligible’ (e.g., at age 55 or later and attaining specific length of service requirements). This was done to avoid the automatic acceleration of expense under GAAP accounting rules for these awards when an individual met the stated age and service requirements regardless of whether they had in fact retired.

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We eliminated the requirement for the estate of a deceased executive to execute a general waiver and release of liability against our company prior to exercising options and receiving payment of RSUs upon settlement. In addition, we extended the exercise period following a participant’s death from 3 months to 12 months.

Executive Equity Ownership Policy

In 2003, we implemented an executive equity ownership policy to encourage our named executive officers to maintain equity interests in our company and to minimize negative speculation in the marketplace that could result from the sale of stock by our named executive officers. Under this policy, named executive officers are expected to hold a pre-defined level of equity relative to their compensation level. With the exception of Mr. Hajducky, the named executive officers are required to attain the prescribed level of ownership by December 31, 2007. Mr. Hajducky is required to attain his prescribed ownership level, on the fifth anniversary of his employment, June 15, 2011.

Shares counted toward ownership include:

•	purchases made on the open market;

•	shares acquired upon the exercise of stock options or settlement of other stock-based awards;

•	purchases made through the Employee Stock Purchase Plan;

•	shares underlying DSUs and RSUs (vested and unvested);

•	shares underlying vested stock-based awards (other than stock options) issued under the 2000 Long Term Incentive Plan; and

•	shares owned by a named executive officer’s immediate family members.

Until the targeted share ownership level is attained, executives are prohibited from selling shares that were acquired after the adoption of the policy through the exercise of an option, participation in our Employee Stock Purchase Plan or the grant or settlement of any stock-based awards (including DSUs and RSUs), other than sales to satisfy any tax obligations attributable to an award. The board of directors may make hardship exceptions to the ownership policy to allow for the sale of shares on a case-by-case basis. If the targeted share ownership level is not reached within the prescribed time frame or the level of ownership drops below the targeted level, the named executive officer will be ineligible for future awards under our 2000 Long Term Incentive Plan until the targeted ownership level is attained.

Targeted ownership levels for our named executive officers are summarized below. Other than for Mr. Hajducky, the targets were established in June 2003 when the policy was adopted and were subsequently recalibrated in July 2005 to reflect changes in our stock price and the executives’ base salaries since the adoption of the policy. As of December 31, 2006, each of the named executive officers except Mr. Hajducky had met his or her required ownership target. Mr. Hajducky’s ownership target was established on his hire date of June 15, 2006 and he is required to achieve his targeted share ownership level no later than June 15, 2011.

Name	Ownership Target / share equivalent

Mr. Clark	4x base salary	100,000 shares
Mr. Crane	2x base salary	34,095 shares
Mr. Hajducky	2x base salary	36,534 shares
Mr. D’Arcy	2x base salary	29,524 shares
Mr. King	2x base salary	30,952 shares
Ms. Loew	1.5x base salary	17,500 shares

Pearson Equity Awards

Messrs. Clark, D’Arcy, King and Ms. Loew have outstanding equity awards under various Pearson programs. Prior to the merger of Data Broadcasting Corporation (now known as Interactive Data Corporation) with Interactive Data Corporation (now known as Interactive Data Pricing and Reference Data) in 2000, Interactive Data was an indirect wholly-owned subsidiary of Pearson and Messrs. Clark, D’Arcy, King and Ms. Loew were employees of Interactive Data. The outstanding awards under the Pearson programs held by these named executive officers were generally made prior to 2001 under the standard compensation arrangements in place for Pearson executives at that time.

Beginning in 2000, coincident with the merger, Interactive Data Corporation stockholders approved our 2000 Long Term Incentive Plan and since that time, our named executive officers have been eligible for awards under that plan. At this time, new awards under the Pearson equity plans were discontinued, with the exception of any awards or share entitlements the named executive officers may have earned as a result of their participation in the Pearson plans prior the merger. Since the merger, we have not borne any of the expenses related to these Pearson equity plan awards. Details of these awards and their terms are outlined in the narrative description following the “Grants of Plan-Based Awards Table” of this proxy statement and in the “Outstanding Equity Awards at Fiscal Year-End Table” of this proxy statement. Amounts paid by Pearson are generally denominated in British Pounds Sterling (£). For purposes of this proxy statement, we converted such amounts into US Dollars using exchange rates in effect as of the applicable conversion date as quoted by our RemotePlus service.

Retirement Benefits

Defined Benefit Pension Plan and Supplemental Retirement Plan

Messrs. D’Arcy and King and Ms. Loew participate (and prior to his departure Mr. Crane participated) in both the Pearson, Inc. Pension Equity Plan, or PEP, which was generally available to all US-based employees, and the Pearson, Inc. Supplemental Executive Retirement Plan, or SERP. The PEP is a defined benefit pension plan that provides a retirement benefit based on a formula that takes into account a participant’s age in each year that they work, years of service and final average compensation, which for periods on or after January 1, 1999, include base pay, overtime, sales-related bonuses, commissions and a portion of non-sales-related bonuses. With respect to such period, non-sales-related bonuses were limited to 50% of base pay in effect as of the end of the prior calendar year. For periods prior to January 1, 1999, final average compensation included the same elements described in the preceding sentence, except that non-sales-related bonuses were limited to 20% of base pay in effect as of the end of the prior calendar year. The SERP is an unfunded, non-qualified defined benefit pension deferred compensation arrangement that provides an opportunity for our named executive officers whose base salary exceeded the statutory limits under the PEP to have his or her compensation in excess of Internal Revenue Code limits taken into consideration when determining their pension benefit and is in compliance with Section 409A of the Internal Revenue Code. Further accruals under each of these plans were frozen as of December 31, 2001, although the accrued benefit under these plans is credited with earnings annually.

As Mr. Hajducky joined us after the PEP and the SERP were frozen, he is not eligible to participate in these plans.

At the time of his transfer to the United States, Mr. Clark was a participant the Pearson Group Pension Plan, an approved UK pension scheme. Following his transfer on January 1, 2002 he became entitled to a pension payable at age 62 calculated as 1/60th of his base salary plus revalued fluctuating earnings at that date for each year of pensionable service. No further salary-based or service-benefit accruals were earned under this plan after January 1, 2002, with the exception of statutory increases as prescribed by UK pension regulations. Under this plan, normal retirement benefits are payable at age 62, but retirement is possible on or after age 50 with a reduced amount payable on retirement prior to age 62. Mr. Clark has not participated in the PEP or the SERP.

Details of the benefits available under these arrangements and the material terms of these arrangements are outlined in the “Pension Benefits Table” of this proxy statement and the narrative description following such table.

Pearson Retirement Plan & Pearson 401(k) Excess Plan

Our named executive officers are eligible to participate in the Pearson Retirement Plan, a qualified 401(k) plan, on the same terms and conditions as all other employees. The plan permits employees to defer their base salary and bonus up to certain statutory limitations. Employees may invest their contributions (as well as any contributions we provide) in a mix of investment funds. Under the plan, we provide the following contributions to employee accounts:

•	an employer match of up to 4.5% of the employee’s contributions if the employee contributes at least 6% of his or her eligible pay, subject to statutory limits;

•	a discretionary annual employer contribution of 1.25% of eligible compensation regardless of whether the employee contributes to the plan; and

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individuals who were participants in the PEP defined benefit plan on December 31, 2001 and who met certain age and service levels as of such date are eligible to receive an additional contribution under the Pearson Retirement Plan & Pearson Excess Plan based on their age and service at that time. Messrs. D’Arcy and King are the only named executive officers who were PEP participants that met the age and service qualifications for this benefit.

The discretionary 1.25% contribution was implemented in conjunction with freezing the PEP in 2001 to provide employees with an attractive, market-competitive retirement benefit. In addition, recognizing that employees who had been participating in the PEP may have made savings decisions under the Pearson Retirement Plan based on the continuation of the PEP, we provide an additional annual contribution to certain employees who participated in the PEP as described in the third bullet point above. To encourage all employees to save under the plan, we also offer the employer matching contribution described in the first bullet point above. Overall, we believe this combination of employer contribution components provides us with an advantage in recruiting and retaining high quality talent at all levels.

With respect to contributions to the Pearson Retirement Plan, employees are immediately vested in their own contributions but become vested in employer contributions on a graduated vesting schedule as follows:

Years of Vesting Service	Vested %
Less than 1 year	0%
1 year but less than 2 years	33 1/3%
2 years but less than 3 years	66 2/3%
3 years or more	100%

However, employees who leave our employ on or after age 65, or as a result of total and permanent disability or who die while employed by us will become 100% vested in any of our contributions regardless of their years of service. Upon termination of employment with us prior to the Pearson Retirement Plan’s normal retirement age of 70 1/2, distributions of vested account balances will be made as soon as administratively possible following such employee’s termination, provided, however, that an employee whose vested account balance exceeds $5,000 may elect to defer the distribution until his or her normal retirement date. Generally, employees whose employment is terminated on or after their normal retirement date must receive distributions or commence payments from his or her account no later than April 1 following the year in which his or her employment with us is terminated. Distributions are normally made in a single-sum cash payment.

Each of our named executive officers also participated in the Pearson 401(k) Excess Plan during 2006. The excess plan is an unfunded, non-qualified deferred compensation arrangement and is in compliance with

Section 409A of the Internal Revenue Code. This means that the contributions to the Pearson 401(k) Excess Plan are not secured through any segregated funding vehicle and an employee’s right to receive benefits under this plan is contingent upon our ability to pay such benefits. This plan provides an opportunity for all U.S.-based employees (including our named executive officers) whose base salary exceeds the statutory limits under the Pearson Retirement Plan to continue to defer income in excess of the statutory limits. This effectively enables the individual to set aside a portion of his or her full base salary and bonus toward retirement savings without regard to the statutory limits. We apply the same employer contribution formula and vesting schedule on the amounts deferred pursuant to the Pearson 401(k) Excess Plan as we do with respect to the amounts deferred under the Pearson Retirement Plan. The amounts deferred pursuant to this plan may be invested in the same funds available under the Pearson Retirement Plan. The payment terms of the Pearson 401(k) Excess Plan generally mirror those of the Pearson Retirement Plan. However, upon termination of employment with us for any reason, the value of the vested portion of an employee’s account will be distributed in either a lump sum payment or in annual installments over a 3 or 5 year period, at the election of the employee. We believe that supplementing the tax-qualified 401(k) plan with a non-qualified deferred compensation arrangement for those employees limited by statutory pay caps provides an attractive retirement savings vehicle that enables us to attract and retain senior level talent who would otherwise have limited retirement savings opportunities.

Details of the accrued benefits available under the 401(k) Excess Plan are outlined in the “Nonqualified Deferred Compensation Table” of this proxy statement.

Employee Stock Purchase Plan

To align employee and stockholder interests, we offer an Employee Stock Purchase Plan, or ESPP, which is generally available to all employees, including executive officers. The ESPP provides a way for eligible employees to purchase our common stock at a discount to the market price, allowing employees to profit when the value of our common stock increases over time. Each year there may be one or more “offering periods” during which employees may set aside, via after-tax payroll deductions, up to $1,000 of compensation each month to purchase shares of common stock under the ESPP. An employee cannot purchase more than 6,000 shares under the ESPP in any offering period. At the end of the offering period, each employee’s accumulated deductions will be used to purchase shares of our common stock. The purchase price of the common stock will be 85% of the market price for our common stock either at the beginning or the end of the applicable offering period, whichever is lower.

Perquisites

We do not have a practice of providing our named executive officers with special benefits and perquisites above what is generally provided to other company employees. However, Mr. Clark receives an annual $10,000 automobile allowance. The allowance was established in 1996 when Mr. Clark was on secondment from the UK in accordance with our standard expatriation policy and was continued when he permanently transferred to the US as of January 1, 2002.

In addition, during 2006, Mr. Clark and Mr. D’Arcy participated in an all-expense paid trip to host a company-sponsored recognition event to reward, motivate and acknowledge top sales performers. The opportunity to participate in such recognition event is generally available to all of our sales employees. However, only the top performers are invited to attend. The compensation committee believes that Messrs. Clark’s and Mr. D’Arcy’s attendance were integrally and directly related to their duties as our chief executive officer and our chief sales executive, respectively. All participants are permitted to invite a guest to accompany them on the trip and Mr. Clark’s and Mr. D’Arcy’s spouses accompanied them on the trip. The incremental cost to our company with respect to the participation of each spouse was $2,640.

Severance Benefits

We believe that it is important, for recruiting and retention, to provide our employees, including our named executive officers, with temporary income to help minimize financial stress in the event of job loss. As a result, we provide severance pay and benefits continuation to all employees to help bridge the time until they secure new employment.

Our Executive Severance Plan provides our executives (including our named executive officers) with salary continuation benefits of 2 weeks of salary per year of service upon a termination by our company without cause. This is comparable to the benefits provided to our other US-based employees, except that the executive plan provides a minimum benefit level of 26 weeks (as compared to the standard employee plan’s four week minimum). The plan provides a maximum benefit of 52 weeks to all employees, including the named executive officers. We provide a larger minimum level of benefit to our executives in recognition that job opportunities at the executive level are more limited and therefore it will typically take longer for a named executive officer to secure new employment.

During the salary continuation period, all employees (including our named executive officers), are eligible to continue to participate in our medical, dental and vision care plans under the same terms as active employees. An individual may elect to receive a lump sum cash payment in exchange for forfeiting the right to continue medical, dental and vision benefits.

We have no other agreements that would provide severance payments or payments upon a change in control to our named executive officers, with the exception of Mr. Hajducky, whose arrangement is described below.

Compensation Paid to Andrew Hajducky on Commencement of Employment in 2006

Mr. Hajducky joined our company as Executive Vice President, Chief Financial Officer and Treasurer on June 15, 2006. At the time of his employment, we entered into an agreement with Mr. Hajducky to specify certain terms of his employment. Under this agreement, Mr. Hajducky is entitled to a base salary of $350,000 and target and maximum bonus opportunities of 66 2/3% and 100% of his base salary, respectively. Under the terms of our Executive Bonus Plan, Mr. Hajducky’s 2006 maximum bonus opportunity was adjusted to 75% in accordance with our practice of reducing the opportunity for individuals hired in the second quarter of any year by 25%.

Upon commencement of his employment, Mr. Hajducky received a grant of 10,000 RSUs and 100,000 stock options with an exercise price of $19.16, which was the closing price of our stock on the date of grant. The RSUs and options are subject to the standard terms applicable to our 2005 equity award grants as described in the narrative description following the “Grants of Plan-Based Awards Table” of this proxy.

Under the terms of his agreement, Mr. Hajducky is eligible to participate in our Executive Severance Plan; however, notwithstanding the terms of the plan, he will receive a minimum of 52 weeks severance in the event of an involuntary termination without cause, payable in a lump sum within 30 days of termination. We believe that Mr. Hajducky’s overall compensation arrangement is appropriate based upon the strong demand in the market for experienced and well-qualified CFO’s.

Tax Deductibility

Section 162(m) of the U.S. Internal Revenue Code generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1 million paid to a company’s chief executive officer and its four other most highly compensated executive officers. Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The compensation committee reviews the potential effect of Section 162(m) annually and uses its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in our stockholders’ best interests, after taking into consideration changing business conditions and the performance of our employees. The compensation committee believes that tax deductibility is an important consideration in determining compensation for the executive officers; however, it retains the flexibility to pay compensation to senior executives based on other considerations.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis or CD&A for the year ended December 31, 2006 with management. Based on the review and discussion, the compensation committee recommended to the board of directors that the CD&A be included in this proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE

John C. Makinson, Chairman

Philip J. Hoffman

Donald P. Greenberg

SUMMARY COMPENSATION TABLE (1)

The following table sets forth the compensation during the fiscal year ended December 31, 2006 to our CEO, CFO, our former CFO and our three other most highly compensated executive officers. All of these individuals are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(8)	Total ($)
Stuart J. Clark Chief Executive Officer and President	2006	$540,000	$552,655	$563,214	$476,385	$108,737	(7)	$124,671	$2,365,662

Andrew J. Hajducky III(2) Chief Financial Officer, Executive Vice President and Treasurer	2006	$184,423	$34,844	$84,405	$189,315	—		$14,442	$507,429

Steven G. Crane(2) Former President, Interactive Data Pricing and Reference Data	2006	$367,000	$181,291	$233,022	$263,107	$452		$69,983	$1,114,855

Raymond L. D’Arcy President, Sales, Marketing and Institutional Business Development	2006	$319,000	$195,495	$248,392	$238,634	$2,825		$75,160	$1,079,506

John L. King Chief Operating Officer	2006	$334,000	$202,627	$224,844	$232,901	$3,718		$70,619	$1,068,709

Andrea H. Loew Executive Vice President, General Counsel and Corporate Secretary	2006	$252,500	$115,543	$149,580	$140,480	$907		$44,151	$703,161

(1)	All annual cash bonuses paid to our named executive officers are reflected in the non-equity incentive plan-compensation column of this table.
(2)	Mr. Hajducky’s employment commenced on June 15, 2006. Mr. Crane served as our Chief Financial Officer until June 14, 2006 and as president of our Interactive Data Pricing and Reference Data business until April 13, 2007.
(3)	The following table shows the components of this column, which include the dollar amount recognized for financial statement reporting purposes during the 2006 fiscal year in accordance with SFAS 123(R) broken out separately between stock awards and the December 5, 2006 dividend equivalent. The table also includes the dollar amount which would have been recognized by Pearson for financial statement reporting purposes during the 2006 fiscal year in accordance with SFAS 123(R) with respect to stock awards granted by Pearson. Pearson adopted FAS 123(R) as of January 1, 2006 using the modified prospective application method (MPA). We do not reimburse Pearson for any costs relating to the stock awards it has granted to our named executive officers. The amounts included in the table below do not correspond to the actual value that will be recognized by the named executive officers.

Name	Expense Related to Interactive Data Stock Awards (excluding the dividend equivalent awards)(a)	Expense Related to Dividend Equivalent Awards Granted on 12/5/06(a)(b)	Expense Related to Pearson Stock Awards(c)	Total
Stuart J. Clark	$521,522	$4,790	$26,343	$552,655
Andrew J. Hajducky III	$34,595	$249	—	$34,844
Steven G. Crane	$172,794	$8,497	—	$181,291
Raymond L. D’Arcy	$172,794	$8,497	$14,204	$195,495
John L. King	$172,794	$1,586	$28,247	$202,627
Andrea H. Loew	$114,524	$1,019	—	$115,543

(a)	Note 7, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 sets forth the relevant assumptions we used to determine the valuation of our stock awards.

(b)	With respect to the RSUs and DSUs granted as dividend equivalents on outstanding RSU and DSU awards on December 5, 2006, the fair value of each dividend equivalent is also included in the “All Other Compensation” column of the “Summary Compensation Table” because such amounts were not factored into the grant date fair value of the underlying DSU and RSU awards.
(c)	The expenses related to the Pearson stock awards, other than the expense related to the grant of 792 Pearson ordinary shares to Mr. King, were originally calculated in pounds sterling and were converted into US dollars based on the average exchange rate of £1 = $1.843, the average exchange rate for the year ending December 31, 2006. The $10,922 expense related to the 792 Pearson ordinary shares granted to Mr. King was originally calculated in pounds sterling and was converted into US dollars based on the exchange rate of £1 = $1.8813, the exchange rate on August 2, 2006, the date of grant. The relevant assumptions used to determine the valuation of the Pearson stock awards (other than the August 2, 2006 grant to Mr. King and the awards under the Pearson Annual Bonus Share Matching Plan or ABSM) are as follows:

Plan Name/Grant Date	Stock Price/ Fair Value for	Exercise Price	Expected Option Life	Volatility	Dividend Yield	Risk- Free Rate	Vesting Period	Fair Value of One Option	Total recognized in year 2006
Pearson Long Term Incentive Plan / July 27, 2004 Grants	£6.16	0.00	1.75	40.87%	3.98%	5.09%	1.75	£5.47	£17,197.95
Pearson Long Term Incentive Plan / May 17, 2005 Grants	£6.50	0.00	2.00	33.61%	2.42%	4.23%	2.00	£6.19	£57,540.96

The expense related to Mr. King’s August 2, 2006 grant is based on the closing price of a Pearson ordinary share on the date of grant.

Under applicable accounting rules, the fair market value of awards granted under the ABSM used to calculate the expense related to such awards must be remeasured at each year-end using the following formula:

(share price at year end) / (1+dividend yield)^5

For Pearson’s financial reporting purposes, Pearson ran its share-based payment model as at November 30, 2006 and then would have adjusted the compensation cost at the year end, if necessary. On December 31, 2006, Pearson determined that changes as of that date were not material and so the model was not rerun on December 31, 2006. With respect to the ABSM awards held by the named executive officers, the assumptions were: share price = £7.51; and dividend yield for 2006 = 3.66%. This resulted in a fair value of £6.27 per share.
(4)	Note 7, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 sets forth the relevant assumptions we used to determine the valuation of our option awards.
(5)	All compensation earned in 2006 under our non-equity incentive plan was paid in March 2007.
(6)	All amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officer’s benefits under the Pearson Group Pension Plan, the Pearson Inc. Pension Plan and the Pearson, Inc. Supplemental Executive Retirement Plan, as applicable. No named executive officer received preferential or above-market earnings on deferred compensation during fiscal year 2006.
(7)	The change in pension value for Mr. Clark was originally calculated in pounds sterling and was converted into U.S. dollars based on an exchange rate of £1 = $1.843, which was the average exchange rate for the year ending December 31, 2006.
(8)	The table below shows the components of this column, which include our contributions under the Pearson Retirement Plan and Pearson 401(k) Excess Plan, the grant date fair value of dividend equivalents paid on outstanding equity awards on December 5, 2006, to the extent dividends were not factored into the grant date fair value of the equity awards and perquisites.

Name	Pearson Retirement Plan Contribution	Pearson 401(k) Excess Plan Contribution	RSUs and DSUs granted as Dividend Equivalents granted on 12/5/06(a)	Perquisites		Total-All Other Compensation
Stuart J. Clark	$15,432	$31,856	$64,743	$12,640	(b)(c)	$124,671
Andrew J. Hajducky III	$5,806	$656	$7,980	—		$14,442
Steven G. Crane	$12,075	$29,717	$28,191	—		$69,983
Raymond L. D’Arcy	$14,175	$32,794	$28,191	$2,640	(c)	$75,160
John L. King	$14,926	$34,413	$21,280	—		$70,619
Andrea H. Loew	$10,389	$19,251	$14,511	—		$44,151

(a)	The grant date fair value of the RSUs and DSUs is calculated as the closing price of our common stock on the date of grant.
(b)	Includes a $10,000 automobile allowance.
(c)	Includes the incremental value of the attendance of Mr. Clark’s and Mr. D’Arcy’s spouses, as applicable, on a sales incentive trip at a value of $2,640. This amount includes an additional “gross up payment” made in an amount equal to the value of the statutory income withholding rate.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth a summary of all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2006.

	Grant Date	Date on which Board Took Action(2)	Estimated Payouts Under Non-Equity Incentive Plan Awards(3)					All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Name			Threshold ($)	Target ($)		Maximum ($)
Stuart J. Clark	N/A 7/18/06 12/5/06 7/18/06	— — 10/25/06 —	$0.00 — — —	$408,750 — — —		$681,250 — — —		— 25,000 2,726 — —		— — — 90,000	$	N/A N/A 20.52	$513,000 $64,743 $588,845

Andrew J. Hajducky III	N/A 6/15/2006 12/5/2006 6/15/2006	— — 10/25/06 —	$0.00 — — —	$174,983 — — —	(4)	$262,500 — —	(4)	— 10,000 336 — —		— — — 100,000	$	N/A N/A 19.16	$191,600 $7,980 $619,679

Steven G. Crane	N/A 7/18/06 12/5/06 7/18/06	— — 10/25/06 —	$0.00 — — —	$246,642 — — —		$370,000 — — —		— 8,000 1,187 — —		— — — 30,000	$	N/A N/A 20.52	$164,160 $28,191 $196,282

Raymond L. D’Arcy	N/A 7/18/06 12/5/06 7/18/06	— — 10/25/06 —	$0.00 — — —	$214,645 — — —		$322,000 — — —		— 8,000 1,187 — —		— — — 30,000	$	N/A N/A 20.52	$164,160 $28,191 $196,282

John L. King	N/A 7/18/06 12/5/06 7/18/06 8/2/06	— — 10/25/06 — —	$0.00 — — — —	$224,644 — — — —		$337,000 — — — —		— 8,000 896 — 792	(5)	— — — 30,000 —	$	N/A N/A 20.52 N/A	$164,160 $21,280 $196,282 $10,922	(5)

Andrea H. Loew	N/A 7/18/06 12/5/06 7/18/06	— — 10/25/06 —	$0.00 — — —	$127,500 — — —		$191,250 — — —		— 6,000 611		— — — 20,000	$	N/A N/A 20.52	$123,120 $14,511 $130,854

(1)	All stock and option awards (other than the August 2, 2006 grant to Mr. King) were granted under our 2000 Long-Term Incentive Plan and relate to our common stock. The stock awards were granted in the form of RSUs. The terms of the options and RSUs are described in a narrative immediately following this table.
(2)	On October 25, 2006, our board of directors declared a special dividend of $0.80 per share of common stock, payable to stockholders of record as of November 9, 2006. This dividend was paid on December 5, 2006. The RSUs and DSUs granted to the named executive officers on December 5, 2006 were awarded as a dividend equivalent with respect to all outstanding RSUs and DSUs (whether or not vested) in connection with the dividend payment. The new RSUs and DSUs are subject to the same terms and conditions as the underlying awards issued to the named executive officers.
(3)	The amounts shown represent the range of annual cash incentive opportunities for each named executive officer under our 2006 Executive Bonus Plan. The plan is described in detail in the “Compensation Discussion and Analysis” above. The measures are weighted as follows: Adjusted Revenue (20%); EBITA (40%); Cash Conversion (20%); and individual performance measures (20%). Payment of bonuses under the 2006 Executive Bonus Plan was made in March 2007, and actual payments are reflected in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.” A detailed discussion of the 2006 Executive Bonus Plan is set forth above in the “Compensation Discussion and Analysis.”
(4)	Mr. Hajducky’s “Target” and “Maximum” payout under “Estimated Payouts Under Non-Equity Incentive Plan Awards” was prorated to 75% because he joined us in June 2006.

(5)	This represents a grant of 792 Pearson ordinary shares to Mr. King on August 2, 2006. The shares were granted as an adjustment to an option grant Mr. King received in 1996 and were not granted under any particular Pearson equity plan. The terms of this grant are set forth in the narrative below. The grant date fair value of this award was originally calculated in pounds sterling and was £5,805. Such amount was converted into US dollars based on the rate of £1 = US $1.8814, the exchange rate on the date of grant.

Employment Agreements

Except with respect to the offer letter between us and Mr. Hajducky, whose terms are described above in the “Compensation Discussion and Analysis,” we have no employment agreements with our named executive officers.

Terms of 2006 Stock Option and RSU Awards Granted under our 2000 Long-Term Incentive Plan

All equity awards granted in 2006 (other than the August 2, 2006 grant of 792 Pearson ordinary shares to Mr. King) were granted pursuant to our 2000 Long-Term Incentive Plan and provide for the following terms, as appropriate.

Stock Options

Twenty-five percent of the stock options will vest on the first anniversary of the grant date and the remaining 75% will vest ratably in 3-month intervals over the next 3 years with 100% vesting occurring on the 4th anniversary of the grant date. Unvested stock options will automatically become 100% vested and exercisable under the following circumstances:

•	upon the executive’s death;

•	upon the executive’s job elimination;

•	upon termination of the executive’s employment by us or our successor within one year following a change in control (other than for cause); and

•

upon a voluntary resignation by the executive within one year following a change in control in the event the executive has had a significant diminution in title, authority or responsibilities, or a reduction in annual base salary of more than 10%.

In addition, if a named executive officer is employed at the time of a change in control and our common stock will no longer be listed on a recognized national securities exchange and our stockholders will receive a cash payment for each share surrendered as a result of the change in control transaction, our compensation committee may elect to provide that all outstanding options (whether or not vested) will terminate immediately. In exchange, the executive will receive a cash payment equal to the difference between the transaction price per share and the exercise price of each option, multiplied by the number of shares of our common stock subject to the option.

Once vested, stock options remain exercisable until the earliest of (i) the 10th anniversary of the grant date; (ii) 90 days following the executive’s termination of employment for any reason other than death; and (iii) 1 year following death. If an executive’s employment is terminated for cause, all unexercised options (whether or not vested) will be immediately cancelled.

Restricted Stock Units

Each RSU granted in 2006 under our 2000 Long-Term Incentive Plan represent the right to receive one share of our common stock in the future subject to the terms and conditions of the Plan and the applicable award agreement. The RSUs will generally become 100% vested on the third anniversary of the grant date. However, upon the occurrence of any of the following events, the RSUs will immediately vest in full:

•	the executive’s death;

•	the executive’s job elimination;

•	termination of the executive’s employment by us within one year following a change in control (other than for cause);

•

a voluntary resignation by the executive within one year following a change in control in the event the executive has had a significant diminution in title, authority or responsibilities, or a reduction in annual base salary of more than 10%; and

•	immediately prior to a change in control if, in connection with the change in control, our stock will no longer be listed on a recognized national securities exchange.

If we terminate the executive’s employment for cause, any RSUs (both unvested and any vested RSUs that have not yet been settled) will be immediately cancelled.

In addition, if, prior to the settlement of any RSUs, dividends are declared with respect to our common stock, executives holding RSUs will be granted additional RSUs with a value equal to the dividends the executive would have received if the RSUs had been actual shares of our common stock, based on the fair market value of a share of common stock on the applicable dividend payment date. Any RSUs issued in this manner will have the same restrictions and conditions as the original RSUs with respect to which they relate. For example, on October 25, 2006, our board of directors declared a special dividend of $0.80 per share of common stock, payable to stockholders of record as of November 9, 2006. This dividend was paid on December 5, 2006. This resulted in our named executive officers receiving a dividend-equivalent adjustment on December 5, 2006 with respect to all of their DSU or RSU awards, whether vested or unvested that had not been settled as of November 9, 2006.

Pearson Executive Share Option Plans

Under the Pearson Share Option Plans, options were granted to Messrs. Clark, D’Arcy, King and Ms. Loew at an exercise price equal to the market price of an ordinary share of Pearson on the date of grant. As described above in the “Compensation Discussion and Analysis,” these awards were generally made prior to 2001 when Interactive Data Corporation (now known as Interactive Data Pricing and Reference Data) was a wholly owned subsidiary of Pearson. Options granted under these plans were subject to performance conditions such as growth in Pearson’s and its predecessors’ and consolidated subsidiaries’ adjusted earnings per share over a three year period prior to exercise. Options became exercisable on the third anniversary of the date of grant (when the performance conditions were met) and lapse on the tenth anniversary of the grant date. No additional awards will be made under these plans. As all performance conditions have been satisfied and all stock options have been exercisable since December 31, 2005, Pearson did not recognize any expense with respect to these option awards in 2006.

The 792 Pearson ordinary shares granted to Mr. King in 2006 were granted in connection with his exercise of certain Pearson incentive stock option awards granted under the Executive Share Option Plan. In September 2000, Pearson commenced a rights offering of its ordinary shares whereby it offered each of its stockholders the right to purchase additional ordinary shares resulting in the dilution of certain outstanding options, including those held by Mr. King. As a result and in order for the incentive stock option awards to retain their “incentive stock option” status, Pearson agreed that upon the exercise of such incentive stock options, certain executives would be provided, as a gift, with a number of Pearson ordinary shares that such executives would have received had their exercise price and options been adjusted in connection with the rights offering. As a result, Mr. King received 792 ordinary shares upon the exercise of his incentive stock options, which represents a gift of shares equal to 12% of the amount of options exercised. This grant was not made under any particular Pearson equity plan and the shares are not subject to forfeiture, vesting or other restrictions. Pearson recognized an expense with respect to this grant in 2006, which amount is included in the “Summary Compensation Table” with respect to Mr. King.

Pearson Long-Term Incentive Plan

Messrs. Clark, D’Arcy and King hold restricted stock awards granted under the Pearson Long-Term Incentive Plan. The restricted stock awards are not subject to performance conditions and will vest in full on May 19, 2007. The awards are included in the “Outstanding Equity Awards at Fiscal Year-End Table” below. In addition, in 2006, Messrs. Clark, D’Arcy and King acquired ordinary shares of Pearson upon the vesting of restricted stock awards granted by Pearson on July 27, 2004 under its Long-Term Incentive Plan. The number of ordinary shares acquired and the value realized on vesting is reported in the “Option Exercises and Stock Vested Table.” Pearson recognized an expense with respect to these grants, which amount is included in the “Summary Compensation Table” and described in footnote (2) to such table.

Pearson Reward Plan for Pearson Premium Options

Messrs. Clark, D’Arcy and King have outstanding option grants under the Pearson Reward Plan. Under this plan, awards of premium priced options were made in 1999 and 2000 with an exercise price above the market value of the Pearson ordinary shares on the grant date. The exercise of options is subject to Pearson’s share price remaining above certain thresholds for specified periods of time and to growth in Pearson’s and its predecessors’ and consolidated subsidiaries’ adjusted earnings per share over the three year period prior to exercise. As these options were fully vested and exercisable as of December 31, 2003, Pearson did not recognize any expense with respect to these option awards in 2006. The options will lapse if they remain unexercised on the tenth anniversary of grant. No new awards will be made under this plan.

Pearson Annual Bonus Share Matching Plan

The Pearson Annual Bonus Share Matching Plan, or ABSM, permitted Messrs. Clark, D’Arcy and King to invest up to 50% of any after tax annual bonus in Pearson ordinary shares. If these ordinary shares are held for three years and Pearson and its predecessors and consolidated subsidiaries meet specified earnings per share growth target, Pearson will match the executives’ investment on a gross basis of up to one share for every share held after three years and an additional share for every two shares held after five years. Pearson recognized an expense with respect to the ABSM shares held by Messrs. Clark, D’Arcy and King pursuant to this plan, which amount is included in the “Summary Compensation Table” and described in footnote (2) to the table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth a summary of all outstanding equity awards granted by us and held by each of our named executive officers as of December 31, 2006.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Stuart J. Clark	500,000 150,000 65,625 56,250 31,250 —	(2)(3) (2) (2) (2) (2)	— — 9,375 43,750 68,750 90,000	(2) (2) (2) (2)		$ $ $ $ $ $	8.80 16.15 16.97 17.47 21.39 20.52	6/15/2011 6/11/2012 6/16/2013 7/1/2014 7/19/2015 7/18/2016	26,824 31,010 25,842	(2)(4) (2)(5) (2)(6)	$ $ $	644,849 745,480 621,242

Andrew J. Hajducky III	0		100,000	(2)			$19.16	6/15/2016	10,336	(2)(7)		$248,477

Steven G. Crane	60,000 20,000 60,000 45,000 21,875 28,125 10,937 0	(2)(8) (2)(9) (2)(3) (2) (2) (2) (2)	— — — — 3,125 21,875 24,063 30,000	(2) (2) (2) (2)		$ $ $ $ $ $ $ $	8.03 3.00 8.80 16.15 16.97 17.47 21.39 20.52	10/15/2009 10/16/2010 6/15/2011 6/11/2012 6/16/2013 7/1/2014 7/19/2015 7/18/2016	8,940 10,336 8,269 — — — — —	(2)(4) (2)(5) (2)(6)	$ $ $	214,918 248,477 198,787 — — — — —

Raymond L. D’Arcy	145,000 25,000 21,875 28,125 10,937 0	(2)(3) (2) (2) (2) (2)	0 0 3,125 21,875 24,063 30,000	(2) (2) (2) (2)		$ $ $ $ $ $	8.80 16.15 16.97 17.47 21.39 20.52	6/15/2011 6/11/2012 6/16/2013 7/1/2014 7/19/2015 7/18/2016	8,940 10,336 8,269 — — —	(2)(4) (2)(5) (2)(6)	$ $ $	214,918 248,477 198,787 — — —

John L. King	200,000 50,000 21,875 28,125 10,937 0	(2)(3) (2) (2) (2) (2)	0 0 3,125 21,875 24,063 30,000	(2) (2) (2) (2)		$ $ $ $ $ $	8.80 16.15 16.97 17.47 21.39 20.52	6/15/2011 6/11/2012 6/16/2013 7/1/2014 7/19/2015 7/18/2016	8,940 10,336 8,269 — — —	(4) (5) (6)	$ $ $	214,918 248,477 198,787 — — —

Andrea H. Loew	100,000 25,000 13,125 16,875 7,656 0	(2)(3) (2) (2) (2) (2)	0 0 1,875 13,125 16,844 20,000	(2) (2) (2) (2)		$ $ $ $ $ $	8.80 16.15 16.97 17.47 21.39 20.52	6/15/2011 6/11/2012 6/16/2013 7/1/2014 7/19/2015 7/18/2016	5,364 7,235 6,202 — — —	(2)(4) (2)(5) (2)(6)	$ $ $	128,951 173,929 149,096 — — —

(1)	With respect to option grants made under our 2000 Long-Term Incentive Plan, except as otherwise noted, 25% of an option vests on the first anniversary of the grant date and 6.25% of the option vests quarterly thereafter. The exercise price of each option is equal to the closing price of our common stock on the date of grant. Each option has a ten-year term. The grant date of each option is listed in the table below by reference to the expiration date set forth in the above table:

Expiration Date	Grant Date
10/15/2009	10/15/1999
10/16/2010	10/16/2000
6/15/2011	6/15/2001
6/11/2012	6/11/2002
6/16/2013	6/16/2003
7/1/2014	7/1/2004
7/19/2015	7/19/2005
6/15/2016	6/15/2006
7/18/2016	7/18/2006

(2)	Options, RSUs and DSUs, as applicable, were granted under our 2000 Long-Term Incentive Plan and relate to our common stock.
(3)	This option became fully vested on June 15, 2005.
(4)	These DSUs will vest in full on July 1, 2007.
(5)	These RSUs will vest in full on July 19, 2008.
(6)	These RSUs will vest in full on July 18, 2009.
(7)	These RSUs will vest in full on June 15, 2009.
(8)	This option became fully vested on October 15, 2002.
(9)	This option became fully vested on October 16, 2003.

The following table sets forth a summary of all outstanding equity awards granted by Pearson and held by each of our named executive officers as of December 31, 2006.

	Option Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)			Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Stuart J. Clark	8,250 5,660 9,116 7,258 7,258 —	(1) (1) (1) (1) (1)	— — — — — —	— — — — — 5,125	(2)	$ $ $ $ $ $	12.18 18.28 16.33 22.03 26.44 50.32	(3) (4) (5) (6) (7) (8)	9/12/2007 9/14/2008 9/14/2008 6/8/2009 6/8/2009 5/3/2010	1,309	(1)	$19,765	(9)

Andrew J. Hajducky III

Steven G. Crane

Raymond L. D’Arcy	1,900 5,660 380 5,070 5,070 —	(1) (1) (1) (1) (1)	0 0 0 0 0 —	6,264	(2)	$ $ $ $ $ $	12.18 18.28 16.33 22.03 26.44 50.32	(3) (4) (5) (6) (7) (8)	9/12/2007 9/14/2008 9/14/2008 6/8/2009 6/8/2009 5/3/2010	818 — — — — —	(1)	$12,351 — — — — —	(9)

John L. King	16,911 12,320 13,440 —	(1) (1) (1)	0 0 0 —	7,118	(2)	$ $ $ $	10.88 16.33 17.34 50.32	(10) (11) (12) (8)	9/12/2007 9/14/2008 6/8/2009 5/3/2010	836 — — —	(1)	$12,623 — — —	(9)

Andrea H. Loew	1,900 2,000 2,500 4,479	(1) (1) (1) (1)	0 0 0 0			$ $ $ $	12.18 18.28 19.42 35.27	(3) (4) (13) (14)	9/12/2007 9/14/2008 6/8/2009 3/10/2010	— — — —		— — — —

(1)	Options were granted under Pearson’s Executive Share Option Plan and relate to Pearson ordinary shares. The options were subject to performance conditions, all of which have been satisfied, and were fully vested as of December 31, 2005. Restricted Stock Awards were granted under Pearson’s Long-Term Incentive Plan and relate to ordinary shares of Pearson. The Restricted Stock Awards will vest on May 19, 2007, and are not subject to any performance conditions.
(2)	Options were granted under Pearson’s Reward Plan and relate to Pearson ordinary shares. In order for such options to become earned, Pearson’s share price must reach £32.243 by May 3, 2007 and there must be growth in Pearson’s adjusted EPS of at least 3% per year on average over the 3 years prior to exercise. As of December 31, 2006, the Pearson EPS target has been met but the price target has not yet been met. If the share price is not met by May 3, 2007, these options will lapse.
(3)	The actual exercise price with respect to this award is £7.575 which has been converted into US dollars based on the exchange rate of £1 = US $1.6085, which was the exchange rate on the date of grant.
(4)	The actual exercise price with respect to this award is £10.90 which has been converted into US dollars based on the exchange rate of £1 = US $1.6775, which was the exchange rate on the date of grant.
(5)	The actual exercise price with respect to this award is £9.733 which has been converted into US dollars based on the exchange rate of £1 = US $1.6775, which was the exchange rate on the date of grant.
(6)	The actual exercise price with respect to this award is £13.724 which has been converted into US dollars based on the exchange rate of £1 = US $1.605, which was the exchange rate on the date of grant.
(7)	The actual exercise price with respect to this award is £16.475 which has been converted into US dollars based on the exchange rate of £1 = US $1.605, which was the exchange rate on the date of grant.
(8)	The actual exercise price with respect to this award is £32.243 which has been converted into US dollars based on the exchange rate of £1 = US $1.5605, which was the exchange rate on the date of grant.
(9)	The actual market value of the restricted stock award is calculated by multiplying the number of shares by £7.715, which was the closing market price of a Pearson ordinary share on December 31, 2006. This price was converted into US dollars based on the exchange rate of £1 = US $1.95715, the exchange rate for the year ended December 31, 2006.
(10)	The actual exercise price with respect to this award is £6.764 which has been converted into US dollars based on the exchange rate of £1 = US $1.6085, the exchange rate on the date of grant.
(11)	The actual exercise price with respect to this award is £9.733 which has been converted into US dollars based on the exchange rate of £1 = US $1.6775, the exchange rate on the date of grant.
(12)	The actual exercise price with respect to this award is £10.805 which has been converted into US dollars based on the exchange rate of £1 = US $1.605, the exchange rate on the date of grant.
(13)	The actual exercise price with respect to this award is £12.10 which has been converted into US dollars based on the exchange rate of £1 = US $1.605, the exchange rate on the date of grant.
(14)	The actual exercise price with respect to this award is £22.332 which has been converted into US dollars based on the exchange rate of £1 = US $1.5793, the exchange rate on the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares of our common stock and/ or Pearson ordinary shares acquired and the value realized by the named executive officers upon the exercise of stock options, vesting of restricted stock and settlement of DSUs during the fiscal year ended December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stuart J. Clark	10,472	(1)	$19,478	(2)	25,950	(3)(4)	$525,488	(5)
					6,944	(1)	$99,291	(6)
Andrew J. Hajducky III	—		—		—		—
Steven G. Crane	60,000	(3)	$865,632	(7)	8,649	(3)	$175,142	(5)(8)
Raymond L. D’Arcy	45,000	(3)	$427,980	(7)	8,649	(3)	$175,142	(5)(9)
					3,319	(1)	$47,405	(10)
John L. King	6,600	(1)	$8,844	(11)	8,649	(3)(12)	$175,142	(5)
					4,276	(1)	$60,955	(13)
Andrea H. Loew	—		—		5,190	(3)(14)	$105,098	(5)

(1)	Represents the number of Pearson ordinary shares acquired upon exercise of a Pearson stock option or upon the vesting of a Pearson restricted stock award, as appropriate.
(2)	Represents the difference between the exercise price and the closing price of a Pearson ordinary share on the date of exercise. The amount realized was calculated based on an exercise price of £6.764 per ordinary share and a closing price of £7.720 per ordinary share on the date of exercise. These figures were converted into US dollars based on the rate of £1 = US $1.9540, the exchange rate on the exercise date.
(3)	Represents the number of shares of our common stock acquired upon exercise of an option or upon the settlement of a DSU.
(4)	With respect to the 25,950 DSUs that vested, the net number of shares of our common stock that Mr. Clark received upon settlement was 16,784, as we withheld 9,166 shares to cover taxes payable by Mr. Clark with respect to such award.
(5)	The amount realized is computed by multiplying the number of DSUs that settled by the closing price of our common stock on the vesting date, which was $20.25.
(6)	The amount realized is computed by multiplying the number of restricted stock awards that vested by the closing price of a Pearson ordinary share on each of April 29, 2006 (£7.630 with respect to 1,673 shares) and May 11, 2006 (£7.650 with respect to 5,271 shares). These amounts were converted into US dollars based on the rate of £1 = US $1.816, the exchange rate on April 29, 2006 and £1 = US $1.888, the exchange rate on May 11, 2006.
(7)	Represents the difference between the exercise price and the closing price of a share of our common stock on the date of exercise.
(8)	Mr. Crane originally elected to defer settlement of his 2003 DSU award until July 30, 2010. As a result of his departure in April 2007, Mr. Crane’s 2003 DSUs will be settled on October 14, 2007.
(9)	Mr. D’Arcy elected to defer settlement of his 2003 DSU award until June 16, 2007. Notwithstanding the foregoing, Mr. D’Arcy may change such deferral date one time and only to a later date if certain conditions are met. If Mr. D’Arcy’s employment is terminated for any reason other than cause or if our shares are no longer listed on a recognized national securities exchange, his 2003 DSU award will be settled on the termination date or the date immediately prior to the date our shares are no longer listed on a recognized national securities exchange, as appropriate. If Mr. D’Arcy is terminated for cause prior to June 16, 2007, his 2003 DSU award will be automatically and immediately forfeited.
(10)	The amount realized is computed by multiplying the number of restricted stock awards that vested by the market value of a Pearson ordinary share on each of April 29, 2006 (£7.630 with respect to 889 shares) and May 11, 2006 (£7.650 with respect to 2,430 shares). These amounts were converted into US dollars based on the rate of £1 = US $1.816, the exchange rate on April 29, 2006 and £1 = US $1.888, the exchange rate on May 11, 2006.
(11)	Represents the difference between the exercise price and the closing price of a Pearson ordinary share on the date of exercise. The amount realized was calculated based on an exercise price of £6.54 per ordinary share and a closing price of £7.235 per ordinary share on the date of exercise. These amounts were converted into US dollars based on the rate of £1 = US $1.87, the exchange rate on the exercise date.
(12)	With respect to the 8,649 aggregate DSUs, the net number of shares of our common stock Mr. King received upon settlement was 5,903, as we withheld 2,746 shares to cover taxes payable by Mr. King with respect to such award.
(13)	The amount realized is computed by multiplying the number of restricted stock awards by the market value of a Pearson ordinary share on each of April 29, 2006 (£7.630 with respect to 1,348 shares) and May 11, 2006 (£7.650 with respect to 2,928 shares). These amounts were converted into U.S. dollars based on the rate of £1 = US $1.816, the exchange rate on April 29, 2006 and £1 = U.S. $1.888, the exchange rate on May 11, 2006.
(14)	With respect to the 5,190 aggregate DSUs, the net number of shares of our common stock Ms. Loew received upon settlement was 3,543, as we withheld 1,647 shares to cover taxes payable by Ms. Loew with respect to such award.

PENSION BENEFITS

The following table sets forth a summary of the defined benefit pension benefits for each named executive officer as of December 31, 2006.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Stuart J. Clark	Pearson Group Pension Plan	33	$6,472,295	(3)

Andrew J. Hajducky III	N/A	N/A	N/A

Steven G. Crane	Pearson, Inc. Pension Plan	1	$9,526
	Pearson, Inc. Supplemental Executive Retirement Plan	1	$16,088

Raymond L. D’Arcy	Pearson, Inc. Pension Plan	6.33	$60,358
	Pearson, Inc. Supplemental Executive Retirement Plan	6.33	$40,426

John L. King	Pearson, Inc. Pension Plan	6.33	$63,985
	Pearson, Inc. Supplemental Executive Retirement Plan	6.33	$51,380

Andrea H. Loew	Pearson, Inc. Pension Plan	5.33	$45,369
	Pearson, Inc. Supplemental Executive Retirement Plan	5.33	$11,712

(1)	Except with respect to Mr. Clark’s credited years of service, the credited years of service represents years of service beginning September 1, 1995, the date on which our US-based employees first became eligible to participate in the plans, through December 31, 2001 when the plans were frozen. With respect to Mr. Clark, credited years of service under the UK Pearson Group Pension Plan includes the years of service Mr. Clark accrued since his commencement of employment with Extel Financial Limited in 1968 which was acquired by Pearson’s Financial Times group in December 1993.
(2)	Note 11, “Retirement Plans”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 sets forth the relevant assumptions we used to determine the valuation of our pension plan benefits.
(3)	The “Present Value of Accumulated Benefit” was originally calculated in pounds sterling and was converted into US dollars based on the exchange rate of £1 = $1.95715, the exchange rate on December 31, 2006.

Calculation of the PEP Benefit

A participant received credit for benefit service for each full and partial year of service with us, Pearson and its subsidiaries between September 1, 1995 (the date we became a participating employer in the PEP) and December 31, 2001 (the date the PEP was frozen). For each year or partial year of benefit service prior to January 1, 2002, a participant earned credits equal to 3% to 8%, depending upon the participant’s age during his or her years of service with us. Such age-based credits were then multiplied by the number of years for which the participant served us to arrive at a total PEP percentage. The participant’s final average compensation is then multiplied by the total PEP percentage to obtain the participant’s PEP lump sum benefit. Final average compensation is equal to the participant’s average compensation during the five consecutive calendar years prior to January 1, 2002 in which he or she received the highest compensation. For periods on or after January 1, 1999, compensation included base pay, overtime, sales-related bonuses, commissions and of non-sales-related bonuses (up to 50% of the base salary in effect as of the end of the prior calendar year). For periods prior to January 1, 1999, final compensation was calculated in substantially the same manner, however only 20% of base salary could be included for purposes of calculating the non-sales related bonus.

A participant’s benefit under the PEP vested upon the earlier of the date the participant attained age 65 or completed five years of service, calculated from the participant’s original date of hire. Prior to vesting, if a participant’s employment was terminated, the participant forfeited all rights to benefits under the PEP. All of our named executive officers who were participants in the PEP are vested in their PEP benefit.

PEP Payment Provisions

The benefits in the PEP are payable in a lump sum or a variety of single or joint survivor annuities, as selected by the participant. A participant whose employment with us ends prior to reaching age 55 may elect to receive his or her PEP benefit at any time during the six month period following the date his or her employment with us ends. If the participant does not elect an immediate payment within such 6 month period, he or she will not be eligible to receive any benefits until age 55. Following termination at or after age 55 and before age 65, a participant may elect to receive his or her benefit as of the first day of any month before turning age 65. A participant whose employment ends on or after age 65 will be required to begin benefit payments upon termination. If a participant under age 65 elects to defer payment, the lump sum benefit payable under the PEP will accrue interest, at a rate equal to the lesser of 5% per annum or the yield rate for 30-year U.S. government bonds, calculated from the participant’s employment termination date through the date he or she begins receiving benefits.

Material Terms of the Pearson, Inc. Supplemental Executive Retirement Plan, or SERP

The SERP is an unfunded deferred compensation arrangement and benefits are paid from our general assets. A participant’s right to receive the benefits under the SERP is contingent upon our continuing ability to pay such benefits. The PEP payment provisions described in the preceding paragraphs are generally applicable to the SERP, however, any benefits available to a participant under the SERP are subject to forfeiture upon termination of the participant’s employment for cause. A participant generally may elect to receive his or her SERP benefit in the same manner elected under the PEP, but, unlike the election with respect to the timing of payments under the PEP, a participant may elect to receive his or her payment as of the first day of any month after termination of employment with us, but no later than age 65, unless the participant remains employed with us after age 65.

The benefit under the SERP is equal to the difference between the benefit a participant would have received from the PEP if the Internal Revenue Code did not place any statutory limits on the amount of base salary that could be included when determining the benefit under the PEP and the actual benefit received from the PEP.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth a summary of the non-qualified deferred compensation benefits of each named executive officer as of December 31, 2006.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Stuart J. Clark	$95,175	$31,856	$99,943	$774,069
Andrew J. Hajducky III	$3,646	$656	($10.09)	$4,292
Steven G. Crane	$32,670	$29,717	$45,469	$373,461
Raymond L. D’Arcy	$93,979	$32,794	$75,049	$756,919
John L. King	$80,844	$34,413	$91,922	$734,763
Andrea H. Loew	$88,144	$19,251	$63,640	$602,644

(1)	All of the amounts reported in the “Registrant Contributions in Last FY” column are reported in the “All Other Compensation” column in the “Summary Compensation Table.”

The table above shows information about the Pearson 401(k) Excess Plan. Each of our named executive officers participates in such plan. For a narrative description of the material factors necessary to gain an understanding of the Pearson 401(k) Excess Plan, see the description above under the subheading “Pearson Retirement Plan and Pearson 401(k) Excess Plan” in our “Compensation Discussion and Analysis.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Benefits and Change in Control Arrangements

Our Executive Severance Plan provides our named executive officers with salary continuation benefits if we terminate their employment without cause. The benefits include 2 weeks of salary per year of service with a minimum benefit of 26 weeks salary and a maximum benefit of 52 weeks salary. In addition, during the salary continuation period, our executives are eligible to continue to participate in our medical, dental and vision care plans under the same terms as active employees during the period they are receiving salary continuation benefits. An individual may elect to receive a lump sum cash severance payment in lieu of salary continuation, which would result in forfeiture of the ability to continue medical, dental and vision benefits under the same terms as active employees.

Pursuant to the terms of his employment agreement, Mr. Hajducky is eligible to participate in our Executive Severance Plan; however, notwithstanding the terms of the plan, he will receive a minimum of 52 weeks severance in the event of an involuntary termination without cause, payable in a lump sum within 30 days of his termination. The agreement with Mr. Hajducky is described above in our “Compensation Discussion and Analysis”.

We are not party to any employment, severance or change in control agreements with our named executive officers that provide for benefits upon, or in connection with, the termination of a named executive officer’s employment or a change in control. On a case by case basis, we may negotiate with terminated executives regarding payment of all or a portion of earned bonuses depending on the facts and circumstances of the termination, including timing and contributions to our company prior to termination. In addition, as described above in our “Compensation Discussion and Analysis”, the vesting of certain options, RSUs and DSUs granted to our named executive officers under our 2000 Long-Term Incentive Plan, will accelerate in full upon the occurrence of any of the following:

•	the executive’s involuntary termination (other than for cause) within one year following a change in control (applies to all awards);

•	the executive’s resignation for good reason within one year following a change in control (applicable to awards granted in 2004 and later);

•	the executive’s resignation after attaining age 55 with a combined age plus years of service equal to at least 75 years (applicable to awards granted in 2005 only);

•	the executive’s death (applicable to awards granted in 2005 and later); and

•	the executive’s job elimination (applicable to awards granted in 2005 and later).

All stock options, RSUs and DSUs held by our named executive officers that were granted in 2004 and later will accelerate in full immediately prior to any change in control that results in our common stock no longer being listed on a national security exchange.

Potential Payments

The table that follows summarizes the potential post-employment compensation that would have been payable to each of our named executive officers as a result of a termination of the named executive officer’s employment or a change in control. The table below assumes that the named executive officer’s employment terminated on December 31, 2006 and, if applicable, that the change in control occurred during 2006. In addition, for purposes of the calculations, we assume that the fair market value of our common stock is $24.04 which was the closing price of our common stock as quoted on the New York Stock Exchange on December 29, 2006, the last trading date during fiscal year 2006.

The table below does not include the value of any vested and non-forfeitable payments or other benefits that the named executive officers would have been entitled to receive on December 31, 2006, regardless of whether a termination event occurred on such date (e.g. benefits the executive would have received even if he or she voluntarily resigned on December 31, 2006), including the following:

•

Defined Benefit Plans. With the exception of Mr. Hajducky, who was hired after the defined benefit plans were frozen, all of the named executive officers are fully vested in their benefits under PEP, SERP and Pearson Group Pension Plan, as applicable, and none of the named executive officers will receive an enhanced or additional benefit under these plans as a result of a termination event. The value of each named executive officer’s accumulated benefits under the applicable plans are set forth in the “Pension Benefits Table” above.

•

Defined Contribution Plans. With the exception of Mr. Hajducky, who has not yet vested in any company contributions under these plans, all of the named executive officers’ account balances under the Pearson Retirement Plan and the Pearson 401(k) Excess Plan, including any company contributions, were fully vested as of December 31, 2006. The value of each named executive officers account balances under the 401(k) Excess Plan as of December 31, 2006 is set forth above in the “Nonqualified Deferred Compensation Table”. As of December 31, 2006, Messrs. Clark, Crane, D’Arcy, Hajducky, and King and Ms. Loew had the following account balances under the Pearson Retirement Plan, respectively: $166,616, $225,095, $636,757, $14,374, $795,156, and $266,064).

•

Vested Equity Awards. Once vested, options, DSUs and RSUs are not forfeitable unless the named executive officer is terminated for cause. The number and fair market value of all options, DSUs and RSUs that were vested as of December 31, 2006 are set forth in the “Outstanding Equity Awards at Fiscal Year End Table” above.

•

Life Insurance. Each of the named executive officers is entitled to receive group term life insurance of two times his or her base salary up to a maximum of $1,000,000. This plan is applicable to all of our employees on a nondiscriminatory basis. As of December 31, 2006, Messrs. Clark, Hajducky, Crane, D’Arcy and King and Ms. Loew were eligible to receive the following life insurance benefits, respectively: $1,000,000, $700,000, $740,000, $620,000, $674,000 and $510,000.

The amounts shown in the table below represent summary estimates of the payments to be made upon each specified termination event and do not reflect any actual payments to be received by the named executive officers.

						Change in Control
				Involuntary Termination		Involuntary Termination within 12 months		Voluntary Resignation For Good Reason Within 12 Months (6)	The Common Stock is no Longer be Publicly Traded (8)(9)(10)
Name	Compensation Element	Voluntary Resignation	Death (5)	Without Cause (6)	For Cause (7)	Without Cause (6)	For Cause (7)
Stuart J. Clark	Severance Pay (1)	0	0	545,000	0	545,000	0	0	0
	Accelerated Vesting of Stock Options, DSUs and RSUs (2)(4)	927,668	1,865,710	1,865,710	0	2,864,277	0	2,797,996	2,797,996
	Benefit Continuation (3)	0	0	10,957	0	10,957	0	0	0

	TOTAL	927,668	1,865,710	2,421,667	0	3,420,234	0	2,797,996	2,797,996

Andrew J. Hajducky	Severance Pay (1)	0	0	350,000	0	350,000	0
	Accelerated Vesting of Stock Options and RSUs (2)	0	736,477	736,477	0	736,477	0	736,477	736,477
	Benefit Continuation (3)	0	0	7,782	0	7,782	0	0	0

	TOTAL	0	736,477	1,094,259	0	1,094,259	0	736,477	736,477

Steven G. Crane	Severance Pay (1)	0	0	185,000	0	185,000	0	0	0
	Accelerated Vesting of Stock Options, DSUs and RSUs (2)	0	616,631	616,631	0	997,361	0	975,268	975,268
	Benefit Continuation (3)	0	0	5,397	0	5,397	0	0	0

	TOTAL	0	616,631	807,028	0	1,187,758	0	975,268	975,268

Raymond L. D’Arcy	Severance Pay (1)	0	0	322,000	0	322,000	0	0	0
	Accelerated Vesting of Stock Options, DSUs and RSUs (2)	0	616,631	616,631	0	997,361	0	975,268	975,268
	Benefit Continuation (3)	0	0	7,782	0	7,782	0	0	0

	TOTAL	0	616,631	946,413	0	1,327,143	0	975,268	975,268

John L. King	Severance Pay (1)	0	0	337,000	0	337,000	0	0	0
	Accelerated Vesting of Stock Options, DSUs and RSUs (2)	0	616,631	616,631	0	997,361	0	975,268	975,268
	Benefit Continuation (3)	0	0	7,782	0	7,782	0	0	0

	TOTAL	0	616,631	961,413	0	1,342,143	0	975,268	975,268

Andrea H. Loew	Severance Pay(1)	0	0	127,500	0	127,500	0	0	0
	Accelerated Vesting of Stock Options, DSUs and RSUs (2)	0	438,062	438,062	0	666,500	0	653,244	653,244
	Benefit Continuation (3)	0	0	1,680	0	1,680	0	0	0

	TOTAL	0	438,062	567,242	0	795,680	0	653,244	653,244

(1)	Based on their service, Messrs. Clark, D’Arcy and King, are eligible for the maximum of 52 weeks base salary, payable in semi-monthly installments and Mr. Crane (prior to his departure) and Ms. Loew are eligible for the minimum benefit of 26 weeks base salary, payable in semi-monthly installments. Mr. Hajducky is entitled to 52 weeks base salary payable in a lump sum within 30 days following his termination of employment.
(2)	The value attributable to the accelerated vesting of unvested options is equal to the option “spread” which is the difference between the closing price of our common stock on December 29, 2006 ($24.04), and the exercise price of each option. The number of outstanding options and the exercise price of each option are set forth in the “Outstanding Equity Awards at Fiscal Year End Table” above. The value attributable to the accelerated vesting of each unvested DSU and RSU is equal to the closing price of our common stock on December 29, 2006 ($24.04). The number of outstanding RSUs and DSUs is set forth in the “Outstanding Equity Awards at Fiscal Year End Table” above.
(3)	This amount represents our company’s share of the costs associated with the continuation of medical, dental and vision benefits based on the named executive officer’s coverage selections as of December 31, 2006 and the 2007 premium rates for continued coverage during the applicable period. Messrs. Clark, Hajducky, D’Arcy and King, are each eligible for 52 weeks of benefit continuation. Mr. Crane and Ms. Loew are eligible for the 26 weeks of benefit continuation. Other than Hajducky whose employment agreement provides for continued benefits notwithstanding a lump sum payment of severance pay, should a named executive officer elect to receive a lump sum cash payment of their severance pay, they would give up the right to receive continued medical, dental and vision benefits and the amount included in this column would be forfeited.
(4)	Mr. Clark’s unvested 2005 stock option and DSU awards automatically vest as a result of his having satisfied ‘retirement’ criteria (termination of employment after attaining age 55 with a combined age plus years of service equal to at least 75 years). The options will remain exercisable for 90 days and the RSUs will settle as soon as administratively practical after Mr. Clark’s termination.
(5)	All unvested 2005 and 2006 option and RSU awards automatically vest upon death. The options will remain exercisable for 90 days and 12 months, respectively, and the DSUs and RSUs will settle as soon as administratively practical after the executive’s death.
(6)	All unvested 2005 and 2006 options and 2005 and 2006 RSU awards automatically vest upon an involuntary termination of employment without cause. The options will remain exercisable for 90 days and the RSUs will settle as soon as administratively practical after the executive’s termination.
(7)	All vested and unvested options, and unsettled vested and unvested DSUs and RSUs are forfeited.
(8)	Assumes our stockholders received a cash payment for each share surrendered as a result of the change in control transaction on December 31, 2006 equal to the closing price of our common stock on December 29, 2006 of $24.04.
(9)	At the discretion of the compensation committee, all outstanding stock options (whether or not vested) may be terminated and exchanged for a cash payment equal to the difference between the December 29, 2006 closing price of $24.04 and the exercise price of each option.
(10)	All unvested DSUs and RSUs will automatically vest and be settled in shares.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to our directors during 2006.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)(5)	Total ($)
Myra R. Drucker (6)	$3,704	$803	$44,532	—	$49,039
Donald P. Greenberg (7)	$75,000	$42,531	$48,781	$5,130	$171,442
Alan Hirschfield (8)	$8,250	$96,935	$48,781	—	$153,966
Robert C. Lamb, Jr. (9)	$29,851	$4,674	$38,548	$1,663	$74,736
Carl Spielvogel (10)	$66,571	$42,531	$48,781	$5,130	$163,013
Alan Tessler (11)	$53,060	$96,935	$48,781	—	$198,776

(1)	Messrs. Clark, Ethridge, Fallon, Hobbs, Hoffman, Makinson, and Ms. Fairhead have been omitted from this table since they receive no compensation for serving on our board.
(2)	Note 7, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 sets forth the relevant assumptions used to determine the valuation of our RSUs and options, as applicable.
(3)	The values in this column represent the dollar amount recognized for financial reporting purposes during the 2006 fiscal year in accordance with SFAS 123(R). Included in these values are amounts related to the RSUs and DSUs granted as dividend equivalents on December 5, 2006. The grant date fair value of each dividend equivalent granted on December 5, 2006 is also included in the “All Other Compensation” column of the “Director Compensation Table” because such amounts were not factored into the grant date fair value of the underlying RSU and DSU awards. As of December 31, 2006, each of our non-employee directors had the following number of outstanding RSUs and DSUs: Ms. Drucker: 2,100; Mr. Greenberg: 6,674, Mr. Lamb: 2,170; and Amb. Spielvogel: 6,674. Messrs. Hirschfield and Tessler had no outstanding RSUs as of December 31, 2006.
(4)	As of December 31, 2006, each of our non-employee directors had the following number of outstanding options: Ms. Drucker: 6,250; Mr. Greenberg: 53,750; Mr. Hirschfield: 53,750; Mr. Lamb: 6,250; Amb. Spielvogel: 73,750 and Mr. Tessler: 53,750.
(5)	The values in this column are attributable to the grant date fair value of dividend equivalents granted on December 5, 2006 because such amounts were not factored into the grant date fair value of the underlying RSU and DSU awards.
(6)	The grant date fair value of the 2006 RSU award is $49,770. The grant date fair value of the 2006 option award is the same amount as reported in the table of $44,532.
(7)	The grant date fair value of the 2006 RSU award is $54,333. The grant date fair value of the 2006 option award is the same amount as reported in the table of $48,781.
(8)	In 2006, Mr. Hirschfield served as a member of our board of directors from January 1, 2006 until May 17, 2006. He did not stand for re-election as a director at our annual meeting of stockholders held on May 17, 2006. The grant date fair value of the 2006 RSU award is $49,203. The grant date fair value of the 2006 option award is the same amount as reported in the table of $48,781. Upon Mr. Hirschfield’s resignation from our board of directors, all of Mr. Hirschfield’s outstanding DSUs and RSUs became fully vested and we incurred a higher expense with respect to his awards.
(9)	The grant date fair value of the 2006 RSU award is $43,285. The grant date fair value of the 2006 option award is the same amount as reported in the table of $38,548.
(10)	The grant date fair value of the 2006 RSU award is $54,333. The grant date fair value of the 2006 option award is the same amount as reported in the table of $48,781.
(11)	The grant date fair value of the 2006 RSU award is $49,203. The grant date fair value of the 2006 option award is $48,781. Upon Mr. Tessler’s resignation from our board of directors in 2006, all of Mr. Tessler’s DSUs and RSUs became fully vested and we incurred a higher expense with respect to his awards.

Cash Compensation

We compensate members of our board of directors who are not our employees, employees of Pearson or any significant stockholder, who we refer to as non-employee directors, with a mixture of cash and equity-based compensation. Directors who are our employees or employees of Pearson or another significant stockholder do not receive any compensation for their service as a member of our board of directors or any committee. Each non-employee director receives an annual retainer of $30,000 for his or her service as a director and $2,000 for each board meeting attended in person and for all telephonic meetings attended in excess of 1 hour. In addition, the chair of our audit committee, should the chair be eligible, is entitled to an annual retainer of $20,000, each other non-employee member of the audit committee receives an annual retainer of $7,500 and, beginning with the sixth meeting of the audit committee, $1,500 for each committee meeting attended in person or telephonically. The chairman of our compensation committee, should the chair be eligible, is entitled to an annual retainer of $10,000, each other non-employee member of our compensation committee receives an annual retainer of $5,000 and, beginning with the sixth meeting of our compensation committee, $1,000 for each committee meeting attended in person or telephonically The chair of each of our nominating and corporate governance and independent committees, should the chair be eligible, is entitled to an annual retainer of $5,000 and each other non-employee member of each such committee receives an annual retainer of $3,000. Our policy also provides for reimbursement of normal travel expenses incurred by our directors to attend board and committee meetings.

Equity Compensation

On the date following the first regularly scheduled meeting of our board of directors, each non-employee director is granted stock options and RSUs pursuant to the terms of our 2000 Long-Term Incentive Plan. On February 17, 2006, each of, Dr. Greenberg, Messrs. Hirschfield and Tessler and Amb. Spielvogel, were granted 2,100 RSUs and 6,250 options with an exercise price of $23.43 per share, the closing price of our common stock on the NYSE on the date of grant. Upon their appointment to our board, on September 5, 2006 and December 13, 2006 respectively, Mr. Lamb and Ms. Drucker were granted 2,100 RSUs and 6,250 options with an exercise price of $19.82 and $23.70 respectively, the closing price of our common stock on the NYSE on the date of grant.

Options are fully vested on the grant date and have an exercise price equal to the fair market value on the date of grant. A director’s ability to exercise his or her rights to purchase shares pursuant to option awards generally terminates on the earliest of the tenth anniversary of the grant date and the first anniversary of the date the director ceases for any reason to be a director of our company.

Each RSU represents the right to receive one share of our common stock in the future without payment of an exercise or purchase price, subject to the terms and conditions set forth in the plan and the applicable award agreement. RSUs generally vest on the third anniversary of the grant date. However, unvested RSUs awards will automatically become partially or fully vested upon the following circumstances: (1) for awards issued prior to November, 2006, upon the director’s death the awards will vest on a pro-rata basis based on the number of months of completed service as a director. Awards issued in November 2006 and later will vest in full upon the director’s death; (2) 100% of any unvested awards will vest upon any termination of the director’s service for any reason other than cause; or (3) 100% of any unvested awards will vest upon a change in control if, in connection with such change in control, our common stock is no longer listed on a recognized national securities exchange. In addition, if, prior to the settlement of any RSUs, dividends are declared with respect to our common stock, non-employee directors holding RSUs will be granted additional RSUs with a value equal to the dividends the director would have received if the RSUs had been actual shares of our common stock, based on the fair market value of a share of common stock on the applicable dividend payment date. Any RSUs issued in this manner will have the same restrictions and conditions as the original units with respect to which they were granted RSUs.

Non-Employee Director Equity Ownership Policy

In December 2003, our compensation committee adopted an equity ownership policy applicable to independent directors. The policy guidelines state that not later than December 31, 2007 (or five years after a future director becomes subject to the policy, as the case may be), each independent director must hold at least the number of shares of our common stock (including vested and unvested DSUs and RSUs, but excluding vested but unexercised options) specified pursuant to the policy. The number of shares of our common stock that an independent director must hold was determined by dividing the annual retainer as of the date the director became subject to the policy by the closing price of our common stock as of such date and multiplying the result by a factor of three. For Mr. Greenberg and Spielvogel the applicable annual retainer was $25,000 and the closing price was $16.58. Subsequently, the compensation committee made a determination to adjust the ownership amount to take into account a change in the share price and elected to adjust the required amount by reference to a deemed share price of $21.00 per common share. This resulted in an adjusted ownership requirement of 3,571 shares for each of Mr. Greenberg and Amb. Spielvogel. With respect to Mr. Lamb and Ms. Drucker, the requirement is 4,541 and 3,797 shares, respectively, based on a 2006 annual retainer of $30,000 and a per share price of $19.82, and $23.70, respectively (which was the closing price of our common stock on their respective start dates). The compensation committee believes that an equity ownership policy is important to encourage ownership of our common stock by independent directors in order to directly tie the interests of these board members to the interests of the stockholders and to minimize negative speculation in the marketplace that may result from the sale of our common stock by our independent directors. Ms. Drucker, Mr. Greenberg, and Amb. Spielvogel have already satisfied their requirements under the equity ownership policy.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2006, Dr. Greenberg and Messrs. Hoffman and Makinson served on the compensation committee. Messrs. Hoffman and Makinson are executive officers of Pearson. No member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the compensation committee during 2006 was our officer or an officer of any of our subsidiaries.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization, one of whose executive officers served as a member of our board of directors or compensation committee.

RATIFICATION OF INDEPENDENT AUDITORS

The audit committee has appointed Ernst & Young LLP as our independent auditors for 2007, subject to ratification by a majority of the shares represented at our 2007 annual meeting of stockholders. PricewaterhouseCoopers LLP served as our independent auditors for 2006. The decision of the audit committee was based on a review of the qualifications, independence, past performance and quality controls of the independent auditors. The decision also took into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with those of our internal auditors, as well as the estimated audit fees for the coming year. Ernst & Young LLP is considered by management to be well qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young for the fiscal year ending December 31, 2007 will be permitted to stand unless our audit committee finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the audit committee select other auditors for the following year. However, the audit committee reserves the right under its charter to appoint an independent auditor of its choice.

Representatives of each of Ernst & Young LLP (our independent auditors for the current year) and PricewaterhouseCoopers LLP (our independent auditors for our most recently completed fiscal year) are expected to be present at the annual meeting of stockholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Change in Certifying Accountants

The audit committee conducted a selection process related to its external independent auditor. On March 9, 2007, the audit committee selected Ernst & Young LLP to serve as our independent registered public accounting firm beginning with fiscal year 2007 and dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm effective upon PricewaterhouseCoopers LLP’s completion of its audit of the company’s financial statements for the year ended December 31, 2006 and the filing of our 10-K for the year ended December 31, 2006. Ernst & Young LLP was selected from among a number of firms invited to submit proposals. The audit committee participated in and approved the decision to change its independent registered public accounting firm.

Regarding the Former Independent Auditors. The audit reports of PricewaterhouseCoopers LLP on our consolidated financial statements for the fiscal years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended December 31, 2005 and 2006 and through the effective date of PricewaterhouseCoopers LLP’s dismissal (the Relevant Period), there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between PricewaterhouseCoopers LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statements for such years. Also during the Relevant Period, there were no reportable events (as defined in Item 304(a)(1)(v) of SEC Regulation S-K).

On March 9, 2007, we provided a copy of the foregoing disclosure to PricewaterhouseCoopers LLP and provided PricewaterhouseCoopers LLP with an opportunity to present its views in this proxy statement and as an exhibit to a Form 8-K filed by us to the extent PricewaterhouseCoopers LLP believes any of the statements made by us are incorrect or incomplete. PricewaterhouseCoopers LLP advised us that it reviewed the foregoing disclosures and had no basis on which to include its views in this proxy statement.

Regarding the Newly-Engaged Independent Auditors. During the Relevant Period, we did not consult with Ernst & Young LLP regarding either (1) the application of accounting principles to any specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Ernst & Young LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v) of SEC Regulation S-K.

On March 9, 2007, we provided a copy of the foregoing disclosure to Ernst & Young LLP and provided Ernst & Young LLP with an opportunity to present its views in this proxy statement and as an exhibit to a Form 8-K filed by us to the extent Ernst & Young LLP believes any of the statements made by us are incorrect or incomplete. Ernst & Young LLP advised us that it reviewed the foregoing disclosures and had no basis on which to include its views in this proxy statement.

Principal Accountant Fees and Services

The aggregate fees billed for professional services by PricewaterhouseCoopers LLP with respect to services performed in 2006 and 2005 were:

Type of Fees	2006	2005
Audit Fees	$2,802,112	$2,481,725
Audit-Related Fees	25,806	596,020
Tax Fees	127,329	246,666
All Other Fees	—	52,000

Total	$2,955,247	$3,376,411

In the above table:

•

“audit fees” are fees billed by PricewaterhouseCoopers for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and reviews of financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements;

•

“audit-related fees” are fees billed by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under audit fees. These services relate primarily to mergers and acquisitions due diligence as well as advisory services as it pertains to the Sarbanes-Oxley Act and related rules and regulations;

•

“tax fees” are fees for tax compliance, tax advice, and tax planning services. Tax compliance services, which relate to the review of certain original and amended tax returns, accounted for $127,329 of the total tax fees, billed in 2006 and $90,000 of the total tax fees billed in 2005. Tax advice and tax planning services relate to certain international and domestic tax planning initiatives; and

•

“all other fees” are fees billed by PricewaterhouseCoopers to us for any services not included in the first three categories. These services for 2005 primarily consisted of UK Financial Services Authority registration support for our eSignal business.

The fees for 2006 in the above table have not yet all been billed by PricewaterhouseCoopers and reflect PricewaterhouseCoopers’ estimate of fees for 2006.

The audit committee has reviewed the fees paid to PricewaterhouseCoopers as part of its review of PricewaterhouseCoopers’ independence.

Pre-Approval Policies

Our audit committee has established policies and procedures related to the pre-approval of all audit and non-audit services that are to be performed by our independent auditors. Under these policies, no audit or non-audit services may be undertaken by our independent auditors unless the engagement is specifically approved in advance by our audit committee or the services are included within a category of services which has been pre-approved by our audit committee. The maximum dollar amount for services is established by the audit committee on an annual or per project basis when the specific engagement or the category of services is approved or pre-approved. Fee amounts are updated to the extent necessary at each quarterly meeting of the audit committee. In certain circumstances, the chair of our audit committee may pre-approve the services, which pre-approval must be ratified by the full audit committee at its next regularly scheduled meeting.

Our audit committee will not approve engagements of our independent auditors to perform non-audit services for us if doing so will cause our independent auditors to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, our audit committee considers, among other things, whether our independent auditors are able to provide the required services in a more or less effective and efficient manner than other available service providers.

In 2006 and 2005, all services for which we engaged our auditors were pre-approved by our audit committee (or pre-approved by the chair of the audit committee and ratified by the audit committee as permitted under our pre-approval policies) and no fees were provided under the de minimis exception to the audit committee pre-approval requirements. Our audit committee approved the engagement of PricewaterhouseCoopers to provide these services because they determined that PricewaterhouseCoopers’ providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF Ernst & Young LLP AS OUR INDEPENDENT AUDITORS.

SELECTION OF CANDIDATES FOR DIRECTOR

Our board of directors has established corporate governance guidelines which, among other matters, set forth the qualifications for service on our board of directors. These guidelines may be modified from time to time by our board of directors at its discretion. Among the established criteria to be considered are the following: (1) a reputation for integrity, honesty and adherence to high ethical standards; (2) a demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and a willingness to contribute positively to our decision-making processes; (3) a commitment to understand our company, our business, and our industry, and to regularly attend and participate in meetings of our board of directors and its committees; and (4) the value of diversity on the board of directors. Our nominating and corporate governance committee is responsible for identifying individuals qualified to become independent directors and recommending nominations to the board of directors with respect to independent directors to be elected by stockholders. Our full board of directors is responsible for identifying director nominees other than independent director nominees. Our board feels that this is appropriate because we are a company controlled by Pearson. Our board of directors also appoints directors to fill board vacancies of directors that may occur from time to time. In the case of independent director vacancies, such appointments are made in accordance with recommendations made by the nominating and corporate governance committee.

In considering candidates to serve as independent directors, our nominating and corporate governance committee’s policy is to seek individuals who have qualities that the committee believes may be effective in serving our long-term best interests. We also have an equity ownership policy applicable to independent directors described under “Non-Employee Director Equity Ownership Policy” on page 45 of this proxy statement.

Stockholder recommendations for independent director nominations that meet the requirements set forth herein will be considered using the same criteria as other independent candidates considered by our nominating and corporate governance committee. A stockholder who wants to recommend a candidate to be a nominee should send such recommendation to our nominating and corporate governance committee using the procedures described above under “Board of Directors — Communications with Our Board of Directors.” Such recommendations must describe why such candidate is independent and meets the criteria described above, set forth the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required if the candidate were to be nominated. The recommending stockholder must also include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected.

In 2006, the nominating and corporate governance committee of the board, assisted by SpencerStuart, a professional executive placement firm, identified prospective candidates to serve as independent directors of our board to fill the vacancies created by the resignations of two long term independent directors, Messrs. Tessler and Mr. Hirschfield. The committee provided SpencerStuart with company background information and director selection criteria and SpencerStuart created a list of prospective candidates for the consideration of our nominating and corporate governance committee, which list included Ms. Drucker and Mr. Lamb. The committee recommended to the board Ms. Drucker and Mr. Lamb for final appointment as members of our board of directors.

We did not receive any stockholder recommendations or nominations to our board of directors for the 2007 annual meeting. All nominations were made by our board of directors which includes members who represent Pearson, our majority stockholder.

STOCKHOLDER NOMINATION OF DIRECTORS

In addition to the ability to submit independent director recommendations to the nominating and corporate governance committee, stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Such nominations must be in writing and delivered to our corporate secretary at our principal executive offices at 32 Crosby Drive, Bedford, Massachusetts, 01730 no later than 10 days after the date on which notice of the annual meeting is first given to the stockholders, or 60 days prior to the annual meeting, whichever is later. Any nomination must include the information regarding the person advancing the nomination as well as information about the nominee as required by our by-laws. Nominations not made according to these procedures will be disregarded.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

A stockholder who intends to present a proposal at the 2008 annual meeting of stockholders for inclusion in our proxy materials relating to that meeting must submit the proposal by December 21, 2007. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts, 01730, and should be directed to the attention of our corporate secretary.

A stockholder who intends to present a proposal at the 2008 annual meeting of stockholders and who intends to conduct his or her own proxy solicitation must submit the proposal to us no later than 10 days after the date on which notice of the 2008 annual meeting is first given to the stockholders, or 60 days prior to the 2008 annual meeting, whichever is later. Such proposal must include the information regarding the person advancing the proposal as well as information about the proposal as required by our by-laws. Proposals not made according to these procedures will be disregarded.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Corporate Secretary, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts, 01730, telephone (781) 687-8500. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Business Conduct and Ethics is posted on our website, www.interactivedata.com, under the heading “About Us — Corporate Governance.” A printed copy of our Code of Business Conduct and Ethics is also available free of charge to any stockholder who requests a copy. We intend to satisfy all disclosure requirements required by law or NYSE listing standards regarding any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, any proxies issued in connection with the annual meeting will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors.

Andrea H. Loew

Corporate Secretary

April 20, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

INTERACTIVE DATA CORPORATION

May 23, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

21030000000000001000 9	052307

THE BOARD OF DIRECTORS SOLICITS THIS PROXY AND RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Elect the director nominees listed below for one year terms as set forth in the proxy statement:			2. Ratify the appointment of Ernst & Young LLP as our independent auditors registered for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES	O Stuart J. Clark O Myra R. Drucker O William T. Ethridge O Rona A. Fairhead O Donald P. Greenberg O Caspar J.A. Hobbs O Philip J. Hoffman O Robert C. Lamb, Jr. O John C. Makinson O Carl Spielvogel		3. Approve such other business as may properly come before the meeting or any adjournment or postponement thereof.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, such shares will be voted FOR the director nominees named in Proposal 1, FOR the ratification in Proposal 2, and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTERACTIVE DATA CORPORATION

PROXY FOR ANNUAL MEETING

MAY 23, 2007

The undersigned hereby appoints Andrew J. Hajducky III and Andrea H. Loew, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as proxy all the stock of the undersigned in Interactive Data Corporation, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on May 23, 2007 and any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. STOCKHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) FOR DIRECTOR(S) BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE HEREOF.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

INTERACTIVE DATA CORPORATION

May 23, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -

TELEPHONE - Call toll-free 1-800-PROXIES	COMPANY NUMBER
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Electronic Distribution

If you would like to receive future Interactive Data Corporation proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

21030000000000001000 9	052307

THE BOARD OF DIRECTORS SOLICITS THIS PROXY AND RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Elect the director nominees listed below for one year terms as set forth in the proxy statement:			2. Ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ended December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES	O Stuart J. Clark O Myra R. Drucker O William T. Ethridge O Rona A. Fairhead O Donald P. Greenberg O Caspar J.A. Hobbs O Philip J. Hoffman O Robert C. Lamb, Jr. O John C. Makinson O Carl Spielvogel		3. Approve such other business as may properly come before the meeting or any adjournment or postponement thereof.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, such shares will be voted FOR the director nominees named in Proposal 1, FOR the ratification in Proposal 2, and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.